Exhibit 10.48

EXECUTION COPY

ASTON ASSET MANAGEMENT, LP

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

DATED AS OF DECEMBER 12, 2009

TABLE OF CONTENTS

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EXHIBITS:
Exhibit A	Definitions
Exhibit B	Form of Promissory Note

SCHEDULES:
Schedule A	Partners, Employee Equityholders, Partnership Points and Capital Accounts
Schedule B	Management Committee Members
Schedule C	Certain Expenses
Schedule D	Accelerated Put Amounts

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ASTON ASSET MANAGEMENT, LP

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

This Amended and Restated Limited Partnership Agreement (the “Agreement”) of Aston Asset Management, LP (the “Partnership”) is made and entered into as of December 12, 2009, to become effective as of (and subject to the occurrence of) the Effective Time, by and among the Initial Partners, and any additional Persons admitted to the Partnership following the Effective Time pursuant to the provisions of this Agreement.

WHEREAS, Aston Asset Management LLC, a Delaware limited liability company (“Aston LLC”), intends to convert into a Delaware limited partnership by the name of Aston Asset Management, LP (the “Partnership”) effective as of immediately prior to the Effective Time; and

WHEREAS, the Partners desire to operate the Partnership as a limited partnership under the Act following the Effective Time, and to amend and restate the Existing LLC Agreement in its entirety as herein set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual covenants hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1         Definitions.  Capitalized terms used in this Agreement (including the Exhibits and Schedules hereto) but not defined in the body hereof are defined in Exhibit A.

ARTICLE II

ORGANIZATION AND GENERAL PROVISIONS

Section 2.1         Conversion.

(a)           Immediately prior to the Effective Time and the filing of the Certificate of Conversion, the Certificate of Partnership and the statement of partnership existence with the Secretary of State of the State of Delaware, Aston LLC will convert from a Delaware limited liability company into a Delaware limited partnership and will be renamed “Aston Asset Management, LP” pursuant to Title 6, Section 18-216 of the Delaware Limited Liability Company Act and Title 6, Section 15-901 of the Delaware Revised Uniform Partnership Act (the “LLC Conversion”).

(b)           In connection with the LLC Conversion, the Member (as defined in the Existing LLC Agreement) of Aston LLC will authorize the LLC Conversion, the terms of this Agreement and the execution and filing of any agreements, instruments, certificates and other documents necessary or appropriate to effect such LLC Conversion, including the filing of a statement of partnership existence, the Certificate of Conversion and the Certificate of Partnership.

Section 2.2         Organization.

(a)           The Partners agree to operate the Partnership as a limited partnership under and pursuant to the provisions of the Act, and agree that the rights, duties and liabilities of the Partners shall be as provided in the Act, except as otherwise provided in this Agreement.  The Existing LLC Agreement is amended and restated in its entirety by this Agreement, effective as of immediately prior to the Effective Time.

(b)           The name, identity of any related Employee Equityholder, Partnership Points and Capital Account balance of each Partner shall be set forth on Schedule A attached hereto.  The General Partner shall update Schedule A as it deems necessary or desirable to update the information to be contained therein.  Any amendment or revision to Schedule A shall not be deemed an amendment to this Agreement.  Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time.

(c)           The General Partner, as an authorized person within the meaning of the Act, shall execute, deliver and file any certificates required or permitted by the Act to be filed in the office of the Secretary of State of the State of Delaware.

Section 2.3         Name.  The name of the Partnership is Aston Asset Management, LP.  The Limited Partners, acting by a Majority Limited Partner Vote and with the prior written consent of the General Partner, may change the name of the Partnership.  The business of the Partnership (and its Controlled Affiliates) may be conducted under any other name designated by the Management Committee with the prior written consent of the General Partner.

Section 2.4         Term.  The term of the Partnership continued as of the date the Certificate of Partnership was filed in the Office of the Secretary of State of the State of Delaware and shall continue until the Partnership is dissolved in accordance with the provisions of this Agreement.

Section 2.5         Registered Agent and Registered Office.  The Partnership’s registered agent and registered office in Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.  At any time, the General Partner may designate another registered agent and/or registered office.

Section 2.6         Principal Place of Business.  The principal place of business of the Partnership (and its Controlled Affiliates) shall be at 120 North LaSalle Street, 25th Floor, Chicago, Illinois 60601.  The Management Committee (with the prior written consent of the General Partner) may change the location of the Partnership’s (or any Controlled Affiliate’s) principal place of business.

Section 2.7         Qualification in Other Jurisdictions.  The General Partner may cause the Partnership (and its Controlled Affiliates) to be qualified or registered (under assumed or fictitious names if necessary) in any jurisdiction in which such qualification or registration is required.

Section 2.8         Purposes and Powers.  The principal business activity and purpose of the Partnership (and its Controlled Affiliates) shall be to engage in the provision of Investment Management Services.  However, the business and purpose of the Partnership (and its Controlled Affiliates) shall not be limited to such initial principal business activity to the extent (but only to the extent) that the Management Committee and the General Partner otherwise agree in advance in writing, and in such event, the Partnership (and its Controlled Affiliates) shall have authority to engage in any other lawful business, purpose or activity permitted by the Act.  The Partnership shall possess and may exercise (subject to the other provisions of this Agreement) all of the powers and privileges granted by the Act, together with any powers incidental thereto, including such powers or privileges that are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Partnership.

Section 2.9         Title to Property.  All property owned by the Partnership, real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property.

ARTICLE III

MANAGEMENT

Section 3.1         General.

(a)           The management and control of the business of the Partnership (and its Controlled Affiliates) shall be vested exclusively in the General Partner, and the General Partner shall have exclusive power and authority, in the name of and on behalf of the Partnership (and its Controlled Affiliates), to enter into, execute, amend, supplement, acknowledge and deliver any and all contracts, agreements, leases or other instruments for the operation of the Partnership’s (and its Controlled Affiliates’) business and to perform all acts and do all things which it deems necessary or desirable to conduct the business of the Partnership (and its Controlled Affiliates), or to protect and preserve the Partnership’s (and its Controlled Affiliates’) assets, with or without the vote or consent of the other Partners; provided, however, that the General Partner shall not have the power to make investment recommendations to clients on behalf of the Partnership (or its Controlled Affiliates), to execute (or cause the execution of) transactions in, or exercise any powers or privileges with respect to, securities and other instruments in accounts of clients of the Partnership (or its Controlled Affiliates), which powers and privileges are delegated exclusively to the Management Committee pursuant to Section 3.2(a) hereof.  The General Partner may delegate any or all of the foregoing powers to one or more of the Officers (including through delegation to the Management Committee).

(b)           Partners shall have no right to amend or terminate this Agreement or to appoint, select, vote for or remove the General Partner, the Officers or their agents or to exercise voting rights or call a meeting of the Partners, except as specifically provided in this Agreement.  No Partner other than the General Partner shall have the power to sign for or bind the Partnership in its capacity as a Partner, but the General Partner may delegate the power to sign for or bind the Partnership to one or more Officers (including through delegation to the Management Committee).

(c)           The General Partner is required to be a Partner, and shall hold office until its resignation in accordance with the provisions hereof.  The General Partner is the “general partner” (within the meaning of the Act) of the Partnership.  The General Partner shall devote such time to the business and affairs of the Partnership as it deems necessary for the performance of its duties, but in any event, shall not be required to devote full time to the performance of such duties, and may delegate its duties and responsibilities as provided in Section 3.2(a).

(d)           Any action taken by the General Partner, and the signature of the General Partner (or an authorized representative thereof) on any agreement, contract, instrument or other document on behalf of the Partnership, shall be sufficient to bind the Partnership and shall conclusively evidence the authority of the General Partner and the Partnership with respect thereto.  Any Person dealing with the Partnership, the General Partner or any Partner may rely upon a certificate signed by the General Partner as to (i) the identity of the General Partner or any other Partner; (ii) any factual matters relevant to the affairs of the Partnership; (iii) the Persons who are authorized to execute and deliver any document on behalf of the Partnership; or (iv) any action taken or omitted by the Partnership or the General Partner.

Section 3.2         Management Committee.

(a)          General.  The Partnership shall have a Management Committee (the “Management Committee”) which shall have the power and authority delegated to it hereunder by the General Partner, which power and authority may be further delegated to the Officers of the Partnership from time to time in accordance with Section 3.3(b).  Subject to the General Partner’s non-delegable rights, duties and obligations set forth in the Act and such other limitations elsewhere in this Agreement, the Management Committee is hereby delegated to the greatest extent permitted by applicable law the exclusive power and authority from the General Partner to execute transactions in, and to exercise all rights, powers and privileges and make investment recommendations and decisions with respect to, securities and other instruments in accounts of clients, and to manage the day to day operations, business and activities of the Partnership, including, without limitation, the power and authority, in the name of and on behalf of the Partnership, to: (i) determine the use of the Operating Allocation as set forth in Section 3.5(a); (ii) execute such documents and do such acts as are necessary to register (or provide or qualify for exemptions from any such registrations) or qualify the Partnership (or its Controlled Affiliates) as an investment adviser under applicable federal and state laws; (iii) enter into contracts and other agreements with respect to the provision of Investment Management Services and execute other instruments, documents or reports on behalf of the Partnership (and its Controlled Affiliates) in connection therewith; (iv) enter into contracts, agreements and commitments with respect to the operation of the business of the Partnership (and its Controlled Affiliates) as are consistent with the provisions of this Agreement and the Act; and (v) act for and on behalf of the Partnership (and its Controlled Affiliates) in all matters incidental to the foregoing and other day-to-day matters.

(b)          Composition.  The Management Committee shall initially have three (3) members and consist of the individuals set forth on Schedule B.  The number of members of the Management Committee may be increased or decreased by the Management Committee with the prior written consent of the General Partner.  Unless the General Partner shall otherwise consent in writing, no person who is not both an active employee of the Partnership (or any Controlled Affiliate) and an Employee Equityholder (an “Eligible Person”) may be, become or remain a member of the Management Committee (subject to Section 3.2(d) below).  The Chief Executive Officer of the Partnership (or its Controlled Affiliates) shall serve on the Management Committee for so long as such individual remains the Chief Executive Officer.  Members of the Management Committee are not “general partners” (within the meaning of the Act) of the Partnership.

(c)          Meetings.  At any meeting of the Management Committee, the presence in person or by telephone (or other electronic means) of at least two members of the Management Committee (which shall at least include the Chief Executive Officer) shall constitute a quorum.  If a quorum is not obtained at any meeting as a result of the absence of a member of the Management Committee who is not the Chief Executive Officer, then the quorum requirement for the next following Management Committee meeting shall be satisfied by the presence of the Chief Executive Officer. At any meeting of the Management Committee at which a quorum is present, the member or members, as the case may be, may act by majority consent (excluding the vote of a member affected by such determination in certain cases as provided herein, and except to the extent a different standard is expressly provided elsewhere herein with respect to a particular matter) and may take any action on behalf of the Management Committee (any such action taken by such member(s) of the Management Committee (and, in the event of a tie, the General Partner, as described below) is sometimes referred to herein as a “Committee Vote”).  Each member of the Management Committee, other than the Chief Executive Officer, shall be entitled to cast one (1) vote on any action requiring the approval of the Management Committee.  The Chief Executive Officer shall be entitled to cast two (2) votes on any action requiring the approval of the Management Committee. In the event of a tie (e.g., the Chief Executive Officer votes differently than the other two members of the Management Committee), the General Partner shall be entitled to cast one vote, which shall be the deciding vote. Any action required or permitted to be taken at any meeting of the Management Committee may be taken without a meeting of the Management Committee only if (i) a written consent thereto is signed by the member(s) of the Management Committee necessary for a Committee Vote and (ii) the General Partner and each member of the Management Committee has been given a copy of such written consent not less than forty-eight (48) hours prior to such action (or such shorter period as to which the General Partner has consented in writing).  Notice of the time, date and place of any meeting of the Management Committee shall be given to all members of the Management Committee and the General Partner at least forty-eight (48) hours in advance of the meeting (or such shorter period as to which the General Partner has consented in writing); provided, that such notice need not be given to any member of the Management Committee or the General Partner if a waiver of notice is given (orally or in writing) by such member of the Management Committee or the General Partner (as applicable), before, at or after such meeting.  A representative of the General Partner shall be entitled to attend each meeting of the Management Committee.

(d)          Resignation; Removal; Succession Plan.

(i)
Members of the Management Committee shall remain members until their resignation, removal or death.  Any member of the Management Committee may resign by delivering his or her written resignation to the Management Committee and the General Partner.  Any member of the Management Committee may be removed from such position: (i) For Cause or other than For Cause, by the Management Committee acting by a Committee Vote (with such Committee Vote being calculated for all purposes as if the member of the Management Committee whose removal is being considered were not a member of the Management Committee) and with the prior written consent of the General Partner; (ii) For Cause or other than For Cause, by the Limited Partners acting by a Majority Limited Partner Vote and with the prior written consent of the General Partner; or (iii) For Cause by the General Partner, with notice to the Management Committee specifying the reasons for the decision.  Any Employee Equityholder who is a member of the Management Committee shall be deemed to have resigned from the Management Committee immediately upon any Employment Termination Event or otherwise ceasing to be an Employee Equityholder for any reason.

(ii)
Following the Effective Time (and in any event within three (3) years thereafter), the current Chief Executive Officer shall use reasonable best efforts to identify an appropriate Eligible Person or other individual to succeed to the duties of Chief Executive Officer and (if not already a member of the Management Committee) to be added as a member of the Management Committee upon the termination of the Chief Executive Officer’s employment by the Partnership (and its Controlled Affiliates) (a “Successor CEO”), such Successor CEO to be subject to the prior written approval of the General Partner (and each of the Partners (including in their capacity as members of the Management Committee, as applicable) hereby agrees to vote their Partnership Points or take any action necessary to cause such Successor CEO to be appointed Chief Executive Officer and added to the Management Committee on the date of the current Chief Executive Officer’s termination of employment).  In the event that the employment of the Chief Executive Officer is terminated for any reason prior to such identification and approval of a Successor CEO, the General Partner shall identify and appoint the Successor CEO. If the Successor CEO identified and appointed by the General Partner had not, at the time of appointment, been an employee of the Partnership for at least one year prior to his appointment, he shall be deemed an “Outside CEO”.

(e)          Vacancies.  Any vacancy in the Management Committee, however occurring (including a vacancy resulting from an increase in the size of the Management Committee), may be filled by any Eligible Person elected by a majority vote of all Partners holding Partnership Points (with each Partnership Point being counted equally in such vote) and with the prior written consent of the General Partner.  In lieu of any such vacancy being filled, the Management Committee may determine to reduce the size of the Management Committee in accordance with Section 3.2(b).  Subject to Section 3.2(d)(ii) in connection with a vacancy  resulting from the departure of the Chief Executive Officer, any election to fill a vacancy in the Management Committee: (i) each Limited Partner hereby grants to the Management Committee (acting by a Committee Vote) a revocable proxy to vote the Partnership Points held by such Limited Partner in connection with any such election, and such proxy may only be revoked by written notice from such Limited Partner to the Management Committee and the General Partner, which written notice must expressly reference this Section 3.2(e); and (ii) the General Partner hereby grants to the Management Committee (acting by a Committee Vote) a revocable proxy to vote the Partnership Points held by the General Partner in connection with any such election, and such proxy may only be revoked in compliance with this Section 3.2(e).

(f)          Special General Partner Rights.  Notwithstanding any other provisions of this Agreement to the contrary, the General Partner shall have full power and authority at any time in its sole discretion (and without the consent or approval of the Management Committee or the Limited Partners) to: (i) increase the number of members of the Management Committee and fill the vacancies created by any such increase with one or more other Employee Equityholders or any other Persons selected by the General Partner, and/or (ii) revoke the proxy granted by the General Partner to the Management Committee in Section 3.2(e); provided, that any such increase and/or proxy revocation may only be effected by written notice from the General Partner to the Management Committee, which written notice must expressly reference this Section 3.2(f).

Section 3.3         Officers.

 (a)          Designation.  Subject to Section 3.2(d)(ii), the Management Committee may designate employees of the Partnership as officers of the Partnership (“Officers”) as it deems necessary or desirable to carry on the business of the Partnership; provided that any designation of (i) a Chief Executive Officer of the Partnership (or its Controlled Affiliates) (or any officer having similar responsibilities to those customarily held by a Chief Executive Officer), or (ii) a Chief Investment Officer of the Partnership (or its Controlled Affiliates) or with respect to any particular product or service (or any officer having similar responsibilities to those customarily held by a Chief Investment Officer), in either such case shall require the prior written consent of the General Partner.  Any two or more offices may be held by the same person.  New offices may be created and filled by the Management Committee.  Each Officer shall hold office until his or her successor is designated in accordance with this Section 3.3(a), or until his or her earlier death, resignation or removal.  The Officers are not “general partners” (within the meaning of the Act) of the Partnership.

(b)          Delegation of Powers.  The Management Committee may delegate any of its power or authority to an Officer or Officers, subject to subsequent modification and withdrawal of such delegated power and authority by the Management Committee, and in each case subject to the prior written consent of the General Partner with respect to any delegations, modifications or withdrawals involving a Chief Executive Officer, Chief Investment Officer or similar Officer described in Section 3.3(a).

(c)          Resignation; Removal.  Any Officer may resign by delivering his or her written resignation to the Management Committee and shall be deemed to have resigned immediately upon ceasing to be an active employee of the Partnership (or any of its Controlled Affiliates) for any reason.  Any Officer may be removed from his or her office (with or without a concurrent termination of employment) at any time: (i) For Cause or other than For Cause by the Management Committee acting by a Committee Vote (with such Committee Vote being calculated for all purposes as if such Officer whose removal is being considered were not a member of the Management Committee, if he or she is a member thereof); or (ii) For Cause by the General Partner, with notice to the Management Committee specifying the reasons for the decision.

(d)          Vacancies.  A vacancy in any office occurring because of death, resignation, removal or otherwise may be filled by the Management Committee in accordance with Section 3.3(a).  Any designation of Officers, a description of any duties delegated to such Officers and any removal of such Officers by the Management Committee, shall be approved by the Management Committee in writing, which approval shall be delivered to the General Partner.

Section 3.4         Employees.

(a)          Employees Other than Employee Equityholders.  The decision to employ and the terms of employment of any employee of the Partnership (or its Controlled Affiliates) who is not an Employee Equityholder shall be determined by the Management Committee subject to compliance with all applicable laws, rules and regulations and with the provisions of Section 3.5 hereof.  Notwithstanding the foregoing, the General Partner may terminate the employment by the Partnership (or its Controlled Affiliates) of any employee who has engaged in any activity included in the definition of “For Cause” with notice to the Management Committee specifying the reasons for such decision.

(b)          Employee Equityholders.  Any Employee Equityholder may have his or her employment with the Partnership terminated by the Partnership only: (i) in the case of a termination For Cause, either (A) by the General Partner (with notice to the Management Committee specifying the reasons for such decision); or (B) by the Management Committee  acting by a Committee Vote (with such Committee Vote being calculated for all purposes as if such Employee Equityholder whose removal is being considered were not a member of the Management Committee, if he or she is a member thereof), with the prior written consent of the General Partner; or (ii) in the case of any other termination, by the Management Committee acting by a Committee Vote (with such Committee Vote being calculated for all purposes as if such Employee Equityholder whose removal is being considered were not a member of the Management Committee, if he or she is a member thereof), with the prior written consent of the General Partner.

(c)          Resignation of Other Positions; Transition Matters.  Upon an Employment Termination Event of any Employee Equityholder who serves as a director, trustee, manager or member of the investment (or similar) committee of (or in any similar capacity for) any client, such Employee Equityholder shall automatically be deemed to have resigned from each such position (and shall execute any documents reasonably requested by the Management Committee or the General Partner in connection therewith) unless otherwise requested in writing by the Management Committee and the General Partner to remain in such position (provided that no such Employee Equityholder shall be obligated to remain in any such position following such Employment Termination Event except to the extent that he or she has agreed to do so).  Each Employee Equityholder agrees that, in connection with an Employment Termination Event (or anticipated future termination), such Employee Equityholder will use reasonable best efforts to transition to other employees of the Partnership (and its Controlled Affiliates) (as determined by the Management Committee or the General Partner) all relationships with clients in which such Employee Equityholder has a material role (with the intent that such relationships are transitioned to continuing employees of the Partnership (and its Controlled Affiliates) by the time of such termination and retained following such Employee Equityholder’s departure from employment), and will cooperate in good faith with all reasonable requests of the Management Committee and/or the General Partner in connection therewith.

Section 3.5         Operation of the Business.

 (a)         Operating Allocation.  The Operating Allocation for any period shall be used to provide for and pay the Partnership’s (and its Controlled Affiliates’) expenses, obligations, expenditures and other costs, including, without limitation, the following: (i) all capital expenditures and capital contributions made by the Partnership (or its Controlled Affiliates) during such period, except to the extent that Owners’ Allocation has been retained therefor as an Owners’ Allocation Expenditure; (ii) the satisfaction of any net worth, working capital, regulatory capital or similar requirements imposed by applicable laws and regulations in connection with the businesses conducted and registrations held by the Partnership (and its Controlled Affiliates) or otherwise reasonably necessary in connection with the conduct of the businesses of the Partnership (and its Controlled Affiliates); and (iii) compensation (including non-cash compensation) and benefits payable to employees (including the Officers and Employee Equityholders), and at the discretion of the Management Committee, establishing reserves for such future payments.

Without the prior written consent of the General Partner (which written consent makes specific reference to this Section 3.5(a)), the Partnership shall not (nor shall its Controlled Affiliates) incur (and the Employee Equityholders shall use their reasonable best efforts to prevent the Partnership (and its Controlled Affiliates) from incurring) any expenses, obligations, expenditures or other costs, or take any action to incur any expenses, obligations, expenditures or other costs, which expenses, obligations, expenditures and other costs in the aggregate exceed the ability of the Partnership to pay or provide for them out of the Operating Allocation on a current or previously reserved basis.

The Partnership (and its Controlled Affiliates) shall only make payments of compensation (including bonuses) to employees of the Partnership (or its Controlled Affiliates) (including the Officers and the Employee Equityholders) out of the balance of the Operating Allocation remaining after the payment (or reservation for payment) of all the other expenses, obligations, expenditures and other costs for the applicable period (including, without limitation, all deductions for non-cash expenses) from the Operating Allocation.  Any excess Operating Allocation remaining for any fiscal year following the payment (or reservation for payment) of all such expenses, obligations, expenditures and other costs (including any such amount established as a reserve in a prior period that is reasonably determined by the Management Committee to have been in excess of what was necessary for such reserve) may be used by the Partnership in such fiscal year and/or in future fiscal years in accordance with this Section 3.5(a).

The Owners’ Allocation shall in no event be used to provide for or pay the expenses, obligations, expenditures or other costs of the Partnership (or its Controlled Affiliates), except to the extent expressly permitted by the penultimate paragraph of Section 4.3(a) or as otherwise agreed to in writing by the General Partner and the Management Committee (any such permitted use of the Owners’ Allocation, an “Owners’ Allocation Expenditure”).

(b)          Certain General Partner Consent Rights.  In addition to the General Partner’s consent and approval rights set forth elsewhere in this Agreement, the Partnership shall not (nor shall its Controlled Affiliates) do or commit to do (or otherwise permit to occur), and the Employee Equityholders shall use their reasonable best efforts to prevent the Partnership (and its Controlled Affiliates) from doing or committing to do (or permitting to occur), any of the following without the prior written consent of the General Partner (which written consent makes specific reference to this Section 3.5(b)):

(i)
Enter into, amend, modify or terminate any contract, agreement or understanding (written or oral) if such action or the resulting contract, agreement or understanding would reasonably be expected to conflict with any of the provisions of this Section 3.5;

(ii)
Enter into, amend, modify or terminate any contract, agreement or understanding (written or oral) if such action or the resulting contract, agreement or understanding would reasonably be expected to have a material adverse impact on the availability of the Operating Allocation in future periods (including, without limitation, long term leases or employment contracts);

(iii)
Enter into, amend, modify or terminate any contract, agreement or understanding (written or oral) if such action or the resulting contract, agreement or understanding has the effect of creating a Lien upon (A) any of the assets of the Partnership (or its Controlled Affiliates) (other than Purchase Money Liens) or (B) any portion of the Owners’ Allocation;

(iv)
Take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in the termination of the employment by the Partnership (or its Controlled Affiliates) of any Employee Equityholder, member of the Management Committee, Officer or employee who is a party to an Employment Agreement (provided that this Section 3.5(b)(iv) shall not require the Partnership to pay additional compensation to retain the services of any such employee);

(v)	Create, incur, assume, or suffer to exist any Indebtedness;

(vi)
Establish or modify any compensation plan, arrangement or program (whether involving cash and/or non-cash benefits, and whether written or oral) (A) which (I) is subject to ERISA, (II) requires qualification under the Code, (III) involves the deferral of compensation and/or any “phantom equity” or similar features, and/or (IV) otherwise requires the General Partner (other than in its capacity as General Partner) or any of its Affiliates to take any action which it would not take but for the establishment or modification of such compensation plan, arrangement or program, or prevents the General Partner or any of its Affiliates from taking any action which it would otherwise have been able to take but for the establishment or modification of such compensation plan, arrangement or program, or (B) without providing the General Partner at least thirty (30) days written notice prior to the establishment or modification of such compensation plan, arrangement or program (in the case of this clause (B), other than salary and cash bonus plans, arrangements or programs entered into in the ordinary course of business consistent with past practice that do not fall within any of the descriptions set forth in clause (A) above);

(vii)
Enter into, amend, modify or terminate any contract, agreement or understanding (written or oral): (A) which contains severance or termination payment arrangements; or (B) is with an Employee Equityholder, a Limited Partner or an Affiliate thereof, or a partner, equityholder, director, officer, employee or Immediate Family member of any of the foregoing;

(viii)
Acquire, form or otherwise establish any direct or indirect subsidiary or other Controlled Affiliate of the Partnership or otherwise make any investment in, or otherwise conduct business through, any other Person;

(ix)
Sponsor, organize or form, or assist or participate in the sponsorship, organization or formation of, any Fund if such Fund would reasonably be expected to be consolidated with the financial statements of the Partnership under GAAP;

(x)
Acquire any material assets or other properties, other than capital expenditures made out of the Operating Allocation in the ordinary course of business consistent with past practice and not involving the acquisition of any Person or business as a going concern;

(xi)
Make any investment of the working capital of the Partnership (or its Controlled Affiliates) in securities or other financial instruments (including, without limitation, any type of derivatives contracts) or otherwise expose the working capital of the Partnership (or its Controlled Affiliates) to risk of loss as a result of unfunded obligations under derivatives or similar contracts, other than investments in non-convertible investment grade debt securities or repurchase agreements or similar financial investments or any mutual fund or other Fund invested primarily in such securities or investments;

(xii)
Sell, transfer (including, without limitation, any transfers among the Partnership and its Controlled Affiliates) or otherwise dispose of any material assets or other properties (including, without limitation, any membership or other ownership interest in any Controlled Affiliate), other than sales of worn-out or obsolete equipment made in the ordinary course of business consistent with past practice;

(xiii)	Make any change in the Certificate of Partnership (or the constituent documents of any Controlled Affiliate);

(xiv)	Authorize or issue any partnership or other equity or ownership interests or other securities of any type of the Partnership (or its Controlled Affiliates);

(xv)
Except as may be required by the Partnership as contemplated by the last sentence of Section 5.5(b), repurchase, redeem or otherwise acquire any outstanding partnership or other equity or ownership interests or other securities of the Partnership (or its Controlled Affiliates);

(xvi)	Make any dividend or other distribution in respect of its partnership or other equity or ownership interests (other than as expressly required or permitted by other provisions of this Agreement);

(xvii)	Initiate, settle or compromise any litigation, arbitration, investigation, audit or other proceeding, or any claims under any Transaction Agreement;

(xviii)	Terminate its existence or voluntarily file for or otherwise commence proceedings with respect to bankruptcy, reorganization, receivership or similar status;

(xix)
Make or change any tax election, waive or extend the statute of limitations in respect of taxes, amend any tax return, enter into any closing agreement with respect to taxes, settle any tax claim or assessment or surrender any right to a claim for a tax refund, change any method or principle of accounting, or hire or terminate any independent accountants;

(xx)
Make any loan or advance to any Person, other than advances of business expenses in the ordinary course of business consistent with past practice or, with the prior consent of the General Partner, loans (on market terms) to Limited Partners in connection with the purchase of Partnership Interests;

(xxi)	Manage more than 5% in the aggregate of the total assets under management of the Partnership (and its Controlled Affiliates) for (or on behalf of) Related Clients; or

(xxii)
Take any action which pursuant to any provision of this Agreement may be taken only by the General Partner (with or without the consent of the Limited Partners or Employee Equityholders), or take any action which requires the approval or consent of the General Partner pursuant to any provision of this Agreement.

(c)          Insurance.  The Partnership (and its Controlled Affiliates) shall maintain, and the Employee Equityholders shall use their reasonable best efforts to cause the Partnership (and its Controlled Affiliates) to maintain, in full force and effect, such insurance as is customarily maintained by companies of similar size in the same or similar businesses (including, without limitation, errors and omissions liability insurance), the premiums on which will be paid out of the Operating Allocation (and the beneficiaries of which shall be the Partnership and/or its Controlled Affiliates, as applicable).  In the event that the General Partner or any of its Affiliates shall determine (at its own expense) to maintain separate key-man life and/or disability insurance policies with respect to any Employee Equityholder (of which the General Partner or any of its Affiliates may be the beneficiary), and in connection with any such policies maintained by the Partnership for its own benefit, such Employee Equityholder shall cooperate with the General Partner, its Affiliates and the Partnership (as applicable) in connection with obtaining and maintaining such insurance policies (including, without limitation, by submitting to any required examinations and truthfully answering any questions asked by the insurer in connection with obtaining such policies).

(d)          Additional Rights of General Partner.  Notwithstanding any other provision of this Agreement to the contrary and whether or not they involve the day-to-day operations, business and activities of the Partnership (or its Controlled Affiliates), the General Partner shall have the power, in its sole discretion (after consultation with the Management Committee, to the extent practicable), to take any or all of the following actions: (i) such actions as it deems necessary or appropriate to cause the Partnership (or its Controlled Affiliates), or any officer, employee, member, partner, or agent thereof, to comply with applicable laws, rules or regulations; (ii) such actions as it deems necessary or appropriate to coordinate any initiative which could materially affect the General Partner, AMG and/or any of its Affiliates (but only on such terms and conditions as the participation of the Partnership (or its Controlled Affiliates) in such initiative has been approved by the Management Committee); (iii) such actions as it deems necessary or appropriate to cause the Partnership (or its Controlled Affiliates) to fulfill its obligations and enforce its rights under the Transaction Agreements and this Agreement; and (iv) any other action necessary or appropriate to prevent actions that require the General Partner’s consent pursuant to the terms of this Agreement if such consent has not then been given.

(e)          Policies and Procedures; Compliance.  Notwithstanding any of the provisions of this Agreement to the contrary, all accounting, financial reporting and bookkeeping procedures of the Partnership (and its Controlled Affiliates) shall be established in conjunction with policies and procedures determined under the supervision of the General Partner and AMG.  The Management Committee shall have a continuing obligation to keep AMG’s chief financial officer informed of material financial developments with respect to the Partnership (and its Controlled Affiliates).  Notwithstanding any other provisions of this Agreement to the contrary, all legal, compliance and regulatory matters of the Partnership (and its Controlled Affiliates) shall be coordinated with the General Partner and AMG, and the Partnership’s (and its Controlled Affiliates’) legal compliance activities shall be conducted and established in conjunction with policies and procedures determined under the supervision of the General Partner.  The Management Committee shall have a continuing obligation to keep AMG’s general counsel informed of material legal, compliance and regulatory developments with respect to the Partnership (and its Controlled Affiliates).  The Partnership shall (and shall cause its Controlled Affiliates to) maintain a control environment and appropriate financial reporting, operational, legal and compliance control activities reasonably designed to ensure AMG’s compliance with Sections 302 and 404 of the Sarbanes Oxley Act of 2002 and consistent with best practices in the investment management industry, and each Employee Equityholder shall use his or her reasonable best efforts to cause the Partnership (and its Controlled Affiliates) to do so.

(f)          Conduct.  Each Employee Equityholder covenants and agrees that such Employee Equityholder will at all times conduct his or her activities in connection with the Partnership (and its Controlled Affiliates), and any services provided to the Partnership (or its Controlled Affiliates), in accordance with all applicable laws, rules and regulations, and that he or she will use reasonable best efforts to ensure that the business and activities of the Partnership (and its Controlled Affiliates) and such Employee Equityholder are conducted in compliance with all applicable laws, rules and regulations in all material respects and to preserve the goodwill and franchise value of the Partnership (and its Controlled Affiliates).

(g)          Employee Benefit Plans.  Notwithstanding any other provisions of this Agreement to the contrary, the General Partner shall have the power to establish and mandate that the Partnership (and its Controlled Affiliates) participate in employee benefit plans which are subject to ERISA or require qualification under Section 401 of the Code to the extent necessary in order to make the expenses of any such plan(s) deductible or otherwise to comply with ERISA or the Code, and may establish or modify the terms of any such plan to the extent necessary in connection therewith; provided that any such action taken by the General Partner shall treat the Affiliates of the General Partner and the Partnership and its Controlled Affiliates, subject to such action in an equitable manner (i.e., a manner not materially and relatively more disadvantageous to the Partnership or any of its Controlled Affiliates) than to other Affiliates of the General Partner, as reasonably determined in good faith by the General Partner) to the extent permissible under ERISA and the Code and consistent with achieving tax deductibility.

(h)          Private Funds.  Notwithstanding any other provisions of this Agreement to the contrary, promptly following a request by the General Partner, the Partnership and each Employee Equityholder shall use reasonable best efforts to take such actions as may reasonably be requested by the General Partner to ensure that the investment funds managed by the Partnership (or its Controlled Affiliates) will not be consolidated under GAAP with the financial statements of the Partnership.

Section 3.6         Compensation and Expenses.  The General Partner may receive compensation for services provided to the Partnership (or its Controlled Affiliates) only to the extent approved by the Management Committee.  The Partnership shall, however, pay and/or reimburse the General Partner for extraordinary expenses incurred by the General Partner or AMG directly in connection with the operation of the Partnership (and its Controlled Affiliates) as contemplated by this Agreement or with the consent of the Management Committee.  It is expressly understood by the parties hereto that the General Partner’s general overhead items and expenses (including salaries, rent and travel expenses) shall not be reimbursed by the Partnership.  Stockholders, officers, directors, Partners and agents of Partners may serve as employees of the Partnership (or its Controlled Affiliates) and be compensated therefor out of the Operating Allocation as determined by the Management Committee pursuant to Section 3.5(a).  Except in respect of their provision of services as employees of the Partnership (or its Controlled Affiliates) for which they may be compensated out of the Operating Allocation as contemplated by the preceding sentence, Employee Equityholders and members of their Immediate Family may not receive compensation on account of the provision of services to the Partnership (or its Controlled Affiliates) without the prior written consent of the Management Committee and the General Partner.

Section 3.7         Other Business of the General Partner and its Affiliates.     The General Partner, AMG and their respective Affiliates may engage, independently or with others, in other business ventures of every nature and description, including the acquisition, creation, financing, trading in, and operation and disposition of interests in, investment managers and other businesses that may be competitive with the Partnership’s (or its Controlled Affiliates’) business.  Neither the Partnership (or its Controlled Affiliates) nor any of the Employee Equityholders shall have any right in or to, and they hereby renounce any interest or expectancy in, any other such ventures by virtue of this Agreement or the Partnership created or continued hereby, nor shall any such activity by the General Partner, AMG or such Affiliates be deemed wrongful or improper or to violate any duty express or implied under applicable law or result in any liability of the General Partner, AMG or such Affiliates.  None of the General Partner, AMG or any of their Affiliates shall be obligated to present any opportunity to the Partnership (or its Controlled Affiliates) even if such opportunity is of such a character which, if presented to the Partnership (or its Controlled Affiliates), would be suitable for the Partnership (or its Controlled Affiliates).

Section 3.8         Employment Agreements, Partner Non-Competition Agreements and Partner Non-Solicitation Agreements.

(a)          As of the Effective Time, each Employee Equityholder has entered into with the Partnership and the General Partner an Employment Agreement and, in certain cases, a Partner Non-Competition Agreement, in each case, that is in full force and effect as of the Effective Time.  Any Person who becomes an Employee Equityholder following the Effective Time shall, prior to and as a condition precedent to becoming an Employee Equityholder, enter into with the Partnership and the General Partner either (i) to the extent so agreed by the General Partner and such Employee Equityholder at that time, an Employment Agreement and, to the extent required by the General Partner, a Partner Non-Competition Agreement, or (ii) a Partner Non-Solicitation Agreement.

(b)          Each Employee Equityholder agrees that the enforcement of the provisions of the Employment Agreements, Partner Non-Competition Agreements and Partner Non-Solicitation Agreements and the provisions of this Section 3.8, are necessary to ensure the protection and continuity of the business, goodwill and confidential business information of the Partnership (and its Controlled Affiliates) for the benefit of each of the Partners.  Each Employee Equityholder agrees that, due to the proprietary nature of the Partnership’s (and its Controlled Affiliates’) business, the restrictions set forth in the Employment Agreements, the Partner Non-Competition Agreements and the Partner Non-Solicitation Agreements are reasonable as to duration and scope.  Each Employee Equityholder that is a party to an Employment Agreement, a Partner Non-Competition Agreement and/or a Partner Non-Solicitation Agreement hereby independently agrees to each of the provisions of each such agreement as if such provisions were fully set forth herein (including, without limitation, the non-competition and other restrictive covenants set forth therein) in his or her capacity as a Partner of the Partnership (in the case of an Employee Equityholder who is not himself or herself a direct Partner, then indirectly through his or her related Limited Partner) to the same extent as if such provisions were set forth in this Agreement, and such provisions are hereby incorporated by reference herein, and acknowledges and agrees that such terms are reasonable (among other reasons) in light of his or her fiduciary duties to the Partnership in such Partner’s capacity and in light of his or her opportunity and right to receive significant value pursuant to Sections 5.2 and 5.3 (as applicable).  The General Partner hereby acknowledges and accepts the agreements of each Employee Equityholder set forth in such agreements in the General Partner’s capacity as the General Partner of the Partnership under the Act.  Each Employee Equityholder acknowledges that the obligations and rights under this Section 3.8 shall survive the termination of the employment of an Employee Equityholder with the Partnership (and its Controlled Affiliates) and/or the withdrawal or removal of a Partner from the Partnership, regardless of the manner of such termination, withdrawal or removal, in accordance with the provisions hereof and of the relevant Employment Agreement, Partner Non-Competition Agreement or Partner Non-Solicitation Agreement.  Except as agreed to by the General Partner in advance in a writing making specific reference to this Section 3.8, no Employee Equityholder shall enter into any agreement or arrangement which is inconsistent with the terms and provisions hereof.

(c)           Each Employee Equityholder acknowledges that neither this Agreement nor any Partner Non-Competition Agreement or Partner Non-Solicitation Agreement to which he or she is a party creates an obligation on the part of the Partnership (or its Controlled Affiliates) to continue the employment of such Employee Equityholder with the Partnership (or its Controlled Affiliates), and that such Employee Equityholder is an employee at will of the Partnership (and any of its Controlled Affiliates employing such Employee Equityholder) (except to the extent otherwise provided in any Employment Agreement to which such Employee Equityholder is a party).

ARTICLE IV

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS; ALLOCATIONS AND DISTRIBUTIONS

Section 4.1         Capital Contributions.  Except as may be agreed to in connection with the issuance of additional Partnership Interests, as specifically set forth herein, or as may be required under applicable law, the Partners shall not be required to make any further Capital Contributions to the Partnership.  No Partner shall make any Capital Contribution to the Partnership without the prior written consent of the General Partner.

Section 4.2         Capital Accounts; Allocations.

(a)          There shall be established for each Partner a Capital Account (a “Capital Account”).  As of immediately following the Effective Time (and after giving effect to the consummation of the transactions contemplated by the Merger Agreement), the Partners agree that their respective Capital Account balances will have the respective values set forth on Schedule A hereto.  No Partner shall have the right to withdraw any part of his, her or its (or his, her or its predecessor in interest’s) Capital Account until the dissolution and winding up of the Partnership (except as distributions otherwise expressly provided for in this Article IV may represent returns of capital, in whole or in part).  No Partner shall be entitled to receive any interest on any Capital Account made by him, her or it (or his, her or its predecessors in interest) to the Partnership.  No Partner shall have any personal liability for the repayment of any Capital Account of any other Partner.

(b)          Following the Effective Time, the Capital Account of each Partner shall be increased by such Partner’s allocable share of income and gain, if any, of the Partnership (as well as the Capital Contributions made by a Partner after the Effective Time) and shall be decreased by such Partner’s allocable share of deductions and losses, if any, of the Partnership and by the amount of all distributions made to such Partner.  The amount of any distribution of assets other than cash shall be deemed to be the Fair Market Value of such assets (net of any liabilities encumbering such property that the distributee Partner is considered to assume or take subject to).  Capital Accounts shall also be adjusted upon the adjustment to the basis of a Partnership asset pursuant to the definition of “Carrying Value”. To the extent not otherwise provided for in this Agreement, the Capital Accounts of the Partners shall be adjusted and maintained in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), as the same may be amended or revised.  Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above.

(c)          Subject to Sections 4.2(e), 4.2(g), 4.2(h), 4.2(i) and 4.5 hereof, all items of Partnership income and gain shall be allocated among the Partners’ Capital Accounts as follows:

(i)	At the end of each calendar quarter, first, items of income and gain (if any) shall be allocated to the General Partner in an amount equal to the product of:

(A)           The Owners’ Allocation for such calendar quarter, multiplied by

(B)           A fraction (I) the numerator of which is the number of Partnership Points held by the General Partner as of the first day of such calendar quarter and (II) the denominator of which is the total number of Partnership Points outstanding plus the total number of Reserve Points, in each case, as of the first day of such calendar quarter;

(ii)
At the end of each calendar quarter, second, items of income and gain (if any) shall be allocated to the General Partner until the General Partner has been allocated cumulative income and gain under this Section 4.2(c)(ii), together with income and gain previously allocated under Section 4.2(e)(i), equal to the cumulative amount of losses and deductions allocated to the General Partner under Sections 4.2(d)(ii), 4.2(d)(iii), 4.2(f), 4.2(h)(ii) and 4.2(h)(iii) in prior periods (if any); and

(iii)
At the end of each calendar quarter, third, items of income and gain (if any) shall be allocated among the Limited Partners in accordance with (and in proportion to) each Limited Partner’s respective  number of Partnership Points as of the first day of such calendar quarter), until the aggregate amount of such items of income and gain allocated to the Partners (including both the General Partner and the Limited Partners) pursuant to Sections 4.2(c)(i), 4.2(c)(ii) and this 4.2(c)(iii) for such calendar quarter equals the total amount of the Owners’ Allocation for such calendar quarter;

(iv)
At the end of each calendar quarter, fourth, items of income and gain (if any) shall be allocated among the Limited Partners in accordance with (and in proportion to) each Limited Partner’s respective number of Partnership Points as of the first day of such calendar quarter, to the extent of the lesser of (I) all such remaining items of income and gain or (II) the aggregate items of loss and deduction incurred by the Partnership for such calendar quarter resulting from expenses, obligations, expenditures and other costs incurred by the Partnership and its Controlled Affiliates in respect of such calendar quarter; and

(v)
At the end of the final calendar quarter in each fiscal year of the Partnership, (A) the initial allocations of items of income and gain made in respect of the preceding calendar quarters of such fiscal year pursuant to Sections 4.2(c)(i), 4.2(c)(ii), 4.2(c)(iii) and 4.2(c)(iv) shall be adjusted (to the extent necessary) to reflect the final calculation of the Owners’ Allocation for the full fiscal year period and (solely for the purposes of Section 4.2(c)(iv)) aggregate items of loss and deduction incurred by the Partnership and its Controlled Affiliates for the full fiscal year period, and (B) after such adjustment, fifth, any remaining items of income and gain not previously allocated during such fiscal year (including, without limitation, with respect to such final calendar quarter of such fiscal year) pursuant to Sections 4.2(c)(i), 4.2(c)(ii), 4.2(c)(iii) and 4.2(c)(iv) shall be allocated at such times and to such of the Limited Partners as is determined by the Management Committee (provided that all such remaining items of income and gain for a fiscal year of the Partnership shall be allocated by the Management Committee as of no later than the end of such fiscal year except to the extent that the Management Committee and the General Partner may otherwise agree in writing, and if any of such items of income and gain have in fact not been allocated by the Management Committee on or before the thirtieth (30th) day following the end of the completion of such fiscal year (subject to subsequent adjustment to the extent necessary based upon the completed audit for such fiscal year), they shall automatically be allocated among the Limited Partners pursuant to this clause (B) in accordance with (and in proportion to) each Limited Partner’s respective number of Partnership Points on the first day of the final calendar quarter of such fiscal year (absent any such agreement)).

For purposes of allocating items of Partnership income and gain under this Section 4.2(c) in respect of the first calendar quarter following the Effective Date, in the event that the Effective Date did not fall on the first day of such calendar quarter, (x) the Effective Date shall be deemed to be the first day of such calendar quarter, and (y) references to “calendar quarter” shall be deemed to refer to the portion of such calendar quarter from and after the Effective Date.

(d)          Subject to Sections 4.2(f), 4.2(g), 4.2(h), 4.2(i) and 4.5 hereof, all items of Partnership loss and deduction shall be allocated among the Partners’ Capital Accounts at the end of every calendar quarter as follows:

(i)
First, all items of loss and deduction for such calendar quarter shall be allocated (A) first, among the Limited Partners in accordance with (and in proportion to) each Limited Partner’s respective number of Partnership Points as of the first day of such calendar quarter until the aggregate amount of such items of loss and deduction allocated to the Limited Partners pursuant to this clause (A) equals the aggregate items of loss and deduction incurred by the Partnership for such calendar quarter resulting from expenses, obligations, expenditures and other costs incurred by the Partnership and its Controlled Affiliates out of the Operating Allocation available for such calendar quarter (on a current or previously-reserved basis), and (B) second, among the Limited Partners in accordance with (and in proportion to) each Limited Partner’s respective number of Partnership Points held as of the first day of such calendar quarter until the Capital Accounts of all of the Limited Partners shall have been reduced to zero (0) (after giving effect to the allocations of income and gain for such calendar quarter under Section 4.2(c)); provided that no additional loss or deduction shall be allocated to any Limited Partner’s Capital Account pursuant to this Section 4.2(d)(i) once such Capital Account has been reduced to zero (0) (but items of loss and deduction shall continue to be allocated to the Capital Accounts of the other Limited Partners pursuant to this Section 4.2(d)(i) until all such Limited Partners’ Capital Accounts have been reduced to zero (0));

(ii)
Second, any remaining items of loss and deduction for such calendar quarter not allocated to the Limited Partners under Section 4.2(d)(i) shall be allocated to the General Partner until its Capital Account shall have been reduced to zero (0); and

(iii)
Thereafter, any remaining items of loss and deduction for such calendar quarter not allocated to the Partners under Sections 4.2(d)(i) and 4.2(d)(ii) shall be allocated among all Partners in accordance with each Partner’s Partner Allocation Share.

For purposes of allocating items of Partnership loss and deduction under this Section 4.2(d) in respect of the first calendar quarter following the Effective Date, in the event that the Effective Date did not fall on the first day of such calendar quarter, (x) the Effective Date shall be deemed to be the first day of such calendar quarter, and (y) references to “calendar quarter” shall be deemed to refer to the portion of such calendar quarter from and after the Effective Date.

(e)          Subject to Section 4.5 hereof, if the Partnership has a net gain from the sale, exchange or other disposition of all, or a substantial portion (as determined by the General Partner), of the assets of the Partnership and its Controlled Affiliates, then that net gain shall be allocated among the Partners as follows:

(i)
First, net gain shall be allocated to the General Partner until the General Partner has been allocated cumulative gain which, together with income and gain previously allocated to the General Partner under Section 4.2(c)(ii) hereof and this Section 4.2(e)(i), equals the cumulative amount of losses and deductions allocated to the General Partner under Sections 4.2(d)(ii), 4.2(d)(iii), 4.2(f), 4.2(h)(ii) and 4.2(h)(iii) in prior periods;

(ii)
Second, an aggregate amount of net gain equal to the positive difference (if any) resulting from (A) the dollar amount of the Liquidation Preference minus (B) the aggregate positive Capital Account balances of those Partners holding Series A Points as of the date of the transaction (or an allocable portion thereof, in the case of any Partner holding both Series A Points and Series B Points as of the date of such transaction) shall be allocated among those Partners holding Series A Points as of the date of the transaction in accordance with (and in proportion to) their respective number of Series A Points as of the date of the transaction; provided, however, that, in the event the ratio of (I) the aggregate Capital Account balances (or allocable portions thereof, as provided above) of any Limited Partners holding Series A Points, on the one hand, to (II) the Capital Account balance of the General Partner, on the other hand, is less than the ratio of (X) the Applicable Aggregate Limited Partner Allocation Percentage, on the one hand, to (Y) the Applicable General Partner Allocation Percentage, on the other hand, then in such event, the aggregate net gain described in this clause (ii) shall first be allocated to such Limited Partners holding Series A Points (in accordance with, and in proportion to, their respective number of Series A Points), provided that an individual Limited Partner shall cease to have net gain allocated to it pursuant to this proviso once its Capital Account balance satisfies such Limited Partner’s ratable portion of the total allocations to be made pursuant to the immediately preceding proviso;

(iii)
Third, net gain shall be allocated among the Limited Partners (in accordance with, and in proportion to, their respective number of Partnership Points as of the date of the transaction) until the ratio of (I) the aggregate Capital Account balances of the Limited Partners, on the one hand, to (II) the Capital Account balance of the General Partner, on the other hand, is equal to the ratio of (X) the Applicable Aggregate Limited Partner Allocation Percentage, on the one hand, to (Y) the Applicable General Partner Allocation Percentage, on the other hand; provided, however, that an individual Limited Partner shall cease to have net gain allocated to it pursuant to this Section 4.2(e)(iii) once its Capital Account balance satisfies such Limited Partner’s ratable portion of the total allocations to be made pursuant to this proviso; and

(iv)	Thereafter, net gain shall be allocated among the Partners in accordance with each Partner’s Partner Allocation Share as of the date of the transaction.

(f)          Subject to Section 4.5 hereof, if the Partnership has a net loss from any sale, exchange or other disposition of all, or a substantial portion (as determined by the General Partner) of, the assets of the Partnership and its Controlled Affiliates, then that net loss shall be allocated among the Partners in accordance with each Partner’s Partner Allocation Share as of the date of the transaction; provided that no additional losses shall be allocated to a Partner once its Capital Account has been reduced to zero (0) (but losses shall continue to be allocated to the Capital Accounts of the other Partners pursuant to this Section 4.2(f)) until all Partners’ Capital Accounts have been reduced to zero (0), and thereafter any remaining amount of such losses shall be allocated among all Partners pursuant to this Section 4.2(f) in accordance with each Partner’s Partner Allocation Share as of the date of the applicable transaction.

(g)          To the extent that a Transfer of Partnership Interests from any Limited Partner (or an issuance of Partnership Interests by the Partnership that dilutes a Limited Partner) is deemed, under GAAP, to be compensation granted to the transferee (or to the recipient of the newly issued Partnership Interest) and a contribution by the transferring Limited Partner (or the Limited Partner that suffered such dilution), such Limited Partner’s Capital Account shall (i) immediately prior to such Transfer (or issuance), be increased by the amount deemed to be compensatory under GAAP and (ii) immediately after such Transfer (or issuance), be decreased by the amount deemed to be compensatory under GAAP.

(h)          To the extent that a Transfer of Partnership Interests from the General Partner (or an issuance of Partnership Interests by the Partnership that dilutes the General Partner) is deemed, under GAAP, to be compensation granted to the transferee (or the recipient of the newly issued Partnership Interest) and a contribution by the General Partner (the amount of such compensation under GAAP, a “Compensation Expense”), (A) immediately prior to such Transfer (or issuance), the General Partner’s Capital Account shall be increased by the amount of such Compensation Expense and (B) immediately after such Transfer (or issuance), the loss relating to such Compensation Expense shall be allocated as follows:

(i)
first, to the Limited Partners in accordance with (and in proportion to) their respective number of Partnership Points as of the date of such Transfer (or issuance), provided that no amount shall be allocated to any Limited Partner’s Capital Account pursuant to this Section 4.2(h)(i) once such Capital Account has been reduced to zero (0) (but any excess shall continue to be allocated to the Capital Accounts of the other Limited Partners pursuant to this Section 4.2(h)(i) until all such Limited Partners’ Capital Accounts have been reduced to zero (0));

(ii)	second, any remaining loss not allocated pursuant to Section 4.2(h)(i) shall be allocated to the General Partner until its Capital Account balance has been reduced to zero (0); and

(iii)
thereafter, any remaining loss not allocated pursuant to Section 4.2(h)(i) or 4.2(h)(ii) shall be allocated among all Partners in accordance with each Partner’s Partner Allocation Share as of the date of such Transfer (or issuance).

(i)          Following (and not including) the date on which the Effective Time occurs, in the event that during any calendar quarter there is any change of Partners or Partnership Points held by the Partners, unless determined otherwise by the General Partner: (i) such change shall be deemed to have occurred as of the applicable Purchase Payment Date or date of consummation of any other issuance, redemption or Transfer of Partnership Points (as applicable) and (ii) allocations of income, gain, loss and deduction pursuant to Sections 4.2(c) and 4.2(d) hereof (as applicable) shall be made on a pro-rata basis to those Persons who held such Transferred, issued or redeemed (as applicable) Partnership Points during such calendar quarter based upon the respective number of calendar days during such calendar quarter that such Persons held such Partnership Points prior to and following such change.

(j)          Each time Partnership Interests are issued or Transferred, the General Partner may elect to revalue the Carrying Value of its assets and adjust the Capital Accounts of all the Partners to reflect such revaluation.  If the General Partner so elects, then the Capital Accounts of all the Partners shall be adjusted as follows:  (i) the General Partner shall determine the proceeds which would be realized if the Partnership sold all its assets at such time for a price equal to the Fair Market Value of such assets, and (ii) the General Partner shall allocate amounts equal to the gain or loss which would have been realized upon such a sale to the Capital Accounts of all the Partners immediately prior to such issuance or Transfer (as applicable) in accordance with Sections 4.2(e) and 4.2(f) hereof.

(k)          Except as expressly provided in this Agreement or to the extent required by law, no Partner shall be required to make up a negative balance in such Partner’s Capital Account.

Section 4.3         Distributions.

(a)          Subject to Section 4.4 hereof, from and after the Effective Time, within thirty (30) days after the end of each calendar quarter, the Partnership shall, to the extent cash is available therefor at the Partnership or any of its Controlled Affiliates (and the Partnership shall cause its Controlled Affiliates to distribute any such available cash to the Partnership, to the extent required for distributions pursuant hereto and not in violation of any laws applicable to such Controlled Affiliates), and based on the unaudited financial statements for such calendar quarter prepared in accordance with Section 8.3 hereof (after approval of such financial statements by the General Partner), (i) first, distribute to the General Partner an amount equal to the allocations of income and gain to the General Partner pursuant to Section 4.2(c)(i) for such calendar quarter (less the General Partner’s portion (if any) of any Owners’ Allocation Expenditures made (or reserved) in such calendar quarter) plus any previous calendar quarter to the extent not previously distributed, and (ii) second (and subject to the final sentence of this paragraph), distribute to each Limited Partner an amount equal to the sum of (A) the positive difference (if any) resulting from (I) the allocation of income and gain to such Limited Partner pursuant to Section 4.2(c)(iii) for such calendar quarter (less an amount equal to such Limited Partner’s pro rata portion (if any) of any Owner’s Allocation Expenditures made (or reserved) in such calendar quarter) minus (II) an amount equal to the allocation of losses and deductions to such Limited Partner pursuant to Sections 4.2(d)(i)(B) and 4.2(d)(iii) for such calendar quarter, plus (B) any such net amounts (resulting from clause (I) minus clause (II)) for previous calendar quarters to the extent not previously distributed.  The Management Committee may (and, upon the written request of the General Partner, shall) adopt reasonable policies with respect to the establishment of cash reserves from amounts otherwise distributable to the Limited Partners pursuant to clause (ii) of the immediately preceding sentence, such that a reasonable portion of those amounts otherwise distributable to the Limited Partners pursuant to such clause (ii) during a fiscal year of the Partnership is instead held in reserve and distributed to the Limited Partners pursuant to the following paragraph only after completion of the audit of the Partnership’s financial statements for such fiscal year.

Within sixty (60) days after the end of each fiscal year of the Partnership, the Partnership shall, based on the audited financial statements prepared in accordance with Section 8.3 hereof, make a distribution of the remaining amounts (if any) for such completed fiscal year that were allocated pursuant to Sections 4.2(c)(i) and 4.2(c)(iii) (but not previously distributed) and any previous fiscal year (in the case of distributions to the Limited Partners, net of items of loss and deduction allocated to such Limited Partners pursuant to Sections 4.2(d)(i)(B) and 4.2(d)(iii)) to the extent not previously distributed (less each applicable recipient’s portion (if any) of any Owner’s Allocation Expenditures made in such fiscal year), such distribution to be made in the order of priority provided for in clauses (i) and  (ii) of the prior paragraph, whenever and to the extent cash is available therefor at the Partnership or any of its Controlled Affiliates (and the Partnership shall cause its Controlled Affiliates to distribute any such available cash to the Partnership, to the extent required for such distributions and not in violation of any laws applicable to such Controlled Affiliates).  In addition, following the end of each fiscal year of the Partnership, the Partnership may, in the discretion of the Management Committee and based on the audited financial statements prepared in accordance with Section 8.3 hereof, make a distribution of the amounts (if any) for such completed fiscal year (or any prior fiscal year) which were allocated pursuant to Section 4.2(c)(v) (but not previously distributed), such distribution to be made to such Persons who received allocations of the related income and gain pursuant to Section 4.2(c)(v), whenever and to the extent cash is available therefor at the Partnership or any of its Controlled Affiliates and not otherwise required for the making of distributions under this Section 4.3(a) (and the Partnership shall cause its Controlled Affiliates to distribute any such available cash to the Partnership, to the extent required for such distributions and not in violation of any laws applicable to such Controlled Affiliates).

In the event that quarterly distributions of income and gain allocated during any fiscal year (net of allocated loss and deduction) exceed the amount determined to be distributable to a Partner with respect to the entire fiscal year (after making the adjustments required by Section 4.2(c)(v)), the Partner shall return the excess to the Partnership immediately upon request by the General Partner.

Notwithstanding the foregoing provisions of this Section 4.3(a), the General Partner may, with the approval of the Management Committee, from time to time cause the Partnership to (and the Partnership shall) reserve and not distribute portions of the Owners’ Allocation for Partnership purposes (including, without limitation, to increase the net worth of the Partnership, to make capital expenditures (such as the creation of or investment in a Controlled Affiliate) or to create a reserve for anticipated purchases of Partnership Interests); provided, however, that any such reservation shall be made from all Partners pro-rata in proportion to Partnership Points; and provided, further, that to the extent such reserve is not used for Partnership purposes as contemplated by the General Partner and the Management Committee, such reserve shall be distributed in accordance with this Section 4.3(a).

To the extent that cash is for any reason not available to make a distribution to any Partner pursuant to this Section 4.3(a) at the time such distribution otherwise would have been required by this Section 4.3(a) to be made to the Partner if cash were available therefor (or in the event that the Partnership for any other reason does not make a required distribution to the Partner within thirty (30) days following a calendar quarter end or sixty (60) days following a fiscal year end, as applicable), then such distribution shall be made to the Partner by the Partnership as promptly as possible following the date it was otherwise required to be made under this Section 4.3(a), in the case of the General Partner only, together with interest thereon calculated from the thirtieth (30th) day following such calendar quarter end or the sixtieth (60th) day following such fiscal year end (as applicable) at a rate per annum equal to the prime lending rate then in effect as reported by JP Morgan Chase Bank (or its successor) plus two percent (2.0%) per annum, which interest shall be borne by the Partnership as an operating expense payable out of the Operating Allocation.

(b)          Except to the extent distributions are provided for in Section 4.3(a) hereof, any other amounts or proceeds available for distribution to the Partners (if any) (after taking into account the use or reservation of Operating Allocation pursuant to Section 3.5(a)) shall be distributed to the Partners at such times as may be determined by the General Partner, provided that any such distribution shall be made among the Partners (i) if attributable to a sale of all, or a substantial portion (as determined by the General Partner), of the assets of the Partnership and its Controlled Affiliates, then in the same manner and order as such distribution would have been made under Section 4.4 upon a dissolution, and (ii) if attributable other than to a sale described in clause (i), then (except to the extent otherwise agreed to in writing by the General Partner and the Management Committee) in accordance with each Partner’s Partner Allocation Share at the time of such distribution (provided that, if a Partner has made a Capital Contribution after the Effective Time, the General Partner may cause the Partnership first to make a priority return of such Capital Contribution in the case of a distribution described in this clause (ii)).

(c)          Notwithstanding anything to the contrary in this Section 4.3, upon any Transfer of Partnership Interests in accordance with Article V, distributions pursuant to this Article IV after the date of such Transfer shall be made to the Person owning the Partnership Interest at the date of such distribution, unless the transferor and transferee otherwise agree and so direct the Partnership and the General Partner in a written statement signed by both the transferor and transferee and consented to in writing by the General Partner.  In connection with a Transfer by a Partner of Partnership Interests, the transferee shall succeed to a fraction of the transferor’s Capital Account the numerator of which is the number of Partnership Points transferred by such Partner and the denominator is the number of Partnership Points held by such Partner, unless the transferor and transferee otherwise agree and so direct the Partnership and the General Partner in a written statement signed by both the transferor and transferee and consented to in writing by the General Partner.

(d)          Notwithstanding any other provision of this Agreement, the Partnership shall not make a distribution to any Partner on account of its Partnership Interest if such distribution would violate the Act or other applicable law.

Section 4.4         Distributions upon Dissolution; Establishment of a Reserve Upon Dissolution.

(a)          Upon the dissolution of the Partnership, the assets of the Partnership shall first go toward the payment (or the making of reasonable provision for the payment) of all liabilities of the Partnership owing to creditors, including, without limitation, the establishment of such reserves as the General Partner (or if there is none, the Liquidating Trustee) deems necessary or advisable to provide for any liabilities or other obligations of the Partnership.  The General Partner (or if there is none, the Liquidating Trustee) may cause the Partnership to pay any such reserves over to a bank (or other third party) to be held in escrow for the purpose of paying any such liabilities or other obligations.  At the expiration of such period(s) as the General Partner (or Liquidating Trustee, if there is no General Partner) may deem necessary or advisable, any remaining amount of such reserves (if any), and any other assets available for distribution, or a portion thereof (as determined by the General Partner or, if there is none, the Liquidating Trustee), shall be distributed to the Partners as follows:

(i)
First, to the General Partner in accordance with the positive balance (if any) in its Capital Account (as determined immediately prior to such distribution) until its positive Capital Account balance has been reduced to zero (0);

(ii)
Second, among the Limited Partners as of the date of dissolution in accordance with (and in proportion to) the positive balances (if any) in their respective Capital Accounts (as determined immediately prior to such distribution) until all such positive Capital Account balances have been reduced to zero (0); and

(iii)	Thereafter, among the Partners as of the date of dissolution, in accordance with each Partner’s Partner Allocation Share as of the date of dissolution.

(b)          If any assets of the Partnership are to be distributed in kind in connection with such a dissolution of the Partnership, such assets shall be distributed on the basis of their Fair Market Value (net of any liabilities encumbering such assets) and, to the greatest extent practicable under the circumstances (as determined by the General Partner or, if there is none, the Liquidating Trustee), shall be distributed pro rata in accordance with the total amounts to be distributed to each Partner.  In the event that a distribution referenced in the preceding sentence is not distributed pro-rata, the Partners understand and acknowledge that a Partner may be compelled to accept a distribution of any asset in kind from the Partnership despite the fact that the percentage of the asset distributed to such Partner exceeds the percentage of that asset which is equal to the percentage in which such Partner shares in distributions from the Partnership.  Immediately prior to the effectiveness of any such distribution-in kind, each item of gain and/or loss that would have been recognized by the Partnership had the property being distributed instead been sold by the Partnership for its Fair Market Value shall be determined and allocated to those Persons who were Partners immediately prior to the effectiveness of such distribution in accordance with Section 4.2(e) and 4.2(f), as applicable.

Section 4.5         Proceeds from Capital Contributions and the Sale of Securities; Certain Special Allocations.

(a)          Minimum Gain Chargeback.  Notwithstanding any other provision in this Article IV, if there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g)(2) and 1.704-2(i)(5).  The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f).  This Section 4.5(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b)          Qualified Income Offset.  In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in his Capital Account created by such adjustments, allocations or distributions as promptly as possible.

(c)          Gross Income Allocation.  In the event any Partner has a deficit Capital Account at the end of any fiscal year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.5(c) shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IV have been tentatively made as if Section 4.5(b) and this Section 4.5(c) were not in this Agreement.

(d)          Nonrecourse Deductions.  Nonrecourse Deductions shall be allocated among the Limited Partners in accordance with their respective numbers of Partnership Points.

(e)          Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).

(f)          Curative Allocations.  The allocations set forth in Sections 4.5(a), (b), (c), (d), and (e) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 4.5(f), and to the extent Regulatory Allocations are necessary, it is the intent of the Partners that they be made in as consistent a manner with the provisions of Section 4.2 hereof as practicable, subject to compliance with the Treasury Regulations.  Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account and net allocations of the Owners’ Allocation are, to the extent possible, equal to the Capital Account balance and net Owners’ Allocation such Partner would have had if the Regulatory Allocations were not a part of this Agreement and all Partnership items were allocated pursuant to Section 4.2.  In exercising its discretion under this Section 4.5(f), the General Partner shall take into account future Regulatory Allocations under Section 4.5(a) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.5(d) and (e).

(g)         Capital Contributions made by any Partner after the Effective Time, and any proceeds from the issuance of securities by the Partnership, may in the sole discretion of the General Partner be used for the benefit of the Partnership (including, without limitation, provision for the purchase or redemption of any Partnership Interests to be purchased or redeemed by the Partnership), or may be distributed by the Partnership to the Partners in the sole discretion of the General Partner, in which case any such proceeds shall be apportioned among and distributed to the Partners in accordance with each Partner’s Partner Allocation Share immediately prior to the date of such contribution or issuance of securities (it being understood that in the event the proceeds are a promissory note or other receivable, any such distribution shall only occur (if at all) upon receipt by the Partnership of cash in respect thereof).

(h)         All items of depreciation or amortization (as calculated for book purposes in accordance with GAAP, consistently applied) on account of the tangible and intangible items of property of the Partnership at the Effective Time shall be allocated to the Limited Partners pursuant to Section 4.2(d)(i)(A); in no event shall items of intangible property resulting from the purchases of Partnership Interests occurring pursuant to the Merger Agreement from any subsequent revaluation of Capital Accounts hereunder be depreciated or amortized for Capital Account purposes under this Agreement.  All items of depreciation or amortization (as calculated for book purposes in accordance with GAAP, consistently applied) on account of property (whether tangible or intangible) purchased out of the Operating Allocation shall be allocated to the Limited Partners as set forth in Section 4.2(d)(i)(A), and all items of depreciation or amortization (as calculated for book purposes in accordance with GAAP, consistently applied) on account of property (whether tangible or intangible) purchased out of the Owners’ Allocation shall be allocated among the Partners in accordance with each Partner’s Partner Allocation Share on the date the property was purchased.

(i)           Notwithstanding anything to the contrary contained in this Agreement, at the Effective Time, the Partnership shall make a one-time special distribution to the General Partner (the “Special Distribution”) in the form of a return of capital in an amount equal to the working capital of the Partnership at such time in excess of $1,000,000, in consideration for the General Partner’s agreement to provide seed capital for new funds formed by the Partnership or its Controlled Affiliates (“New Funds”) in an aggregate amount up to the Adjusted Seed Capital Commitment (as defined below). The Adjusted Seed Capital Commitment amount shall be contributed to the New Funds, at the request of the Chief Executive Officer upon not less than ten (10) business days’ prior written notice. (For the avoidance of doubt, the Adjusted Seed Capital Commitment amount is an aggregate amount that may be contributed to one fund, or shared amongst several funds.)  Any amounts so contributed may be redeemed, from time to time, in accordance with the terms and conditions of the applicable New Fund. For the avoidance of doubt, the Limited Partners waive any right to a share of the Special Distribution. If the written notice required above has been so delivered, the Special Distribution may be offset by any requested Adjusted Seed Capital Commitment amount at the Effective Time. For purposes of this paragraph, "Adjusted Seed Capital Commitment," shall mean as of any date determination (A) the lesser of (x) $1,000,000 plus investment gains and minus losses, less taxes paid on any such gains, and (y) $2,000,000, minus (B) the net asset value of investments by the General Partner in funds to date and not redeemed. For the avoidance of doubt, if the Adjusted Seed Capital Commitment amount equals zero, the General Partner’s funding obligation shall terminate.

Section 4.6         Tax Allocation.  For income tax purposes only, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of income, gain, loss and deduction and specially allocated items are allocated for Capital Account purposes, provided that in the case of any Partnership asset the Carrying Value of which differs from its adjusted tax basis for federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in such manner as is determined by the General Partner) so as to take account of the difference between the Carrying Value and the adjusted basis of such asset.  Notwithstanding the foregoing, the General Partner in its sole discretion shall make such allocations for tax purposes as may be needed to ensure that the allocations made hereunder give economic effect to the provisions of this Agreement, provided such allocations are consistent with applicable law.

Section 4.7         Other Allocation Provisions.  The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704 1(b) and shall be interpreted and applied in a manner consistent with such regulations.  Sections 4.2(c) to 4.2(f), and Sections 4.5 and 4.6 may be amended at any time by the General Partner if necessary, in the opinion of tax counsel to the Partnership or the General Partner, to comply with such regulations, so long as any such amendment (a) does not materially change the relative economic interests of the Partners and (b) to the extent practicable in the General Partner’s reasonable judgment, applies consistently to all Limited Partners.

Section 4.8         Withholding.  The General Partner and the Management Committee (in the case of any Limited Partner) are each authorized to cause the Partnership to withhold from distributions to the applicable Partner or, in the case of the Management Committee, a Limited Partner, or with respect to allocations to the applicable Partner, and to pay over to a foreign, federal, state or local government, any amounts required to be withheld pursuant to the Code or any other provisions of foreign, federal, state or local law.  Any amounts so withheld shall be treated as distributed to such Partner pursuant to this Article IV for all purposes of this Agreement and, if withheld from amounts allocated but not distributed, shall be offset against the next amounts otherwise distributable to such Partner.

ARTICLE V

CONVERSION AND PUTS/CALLS OF PARTNERSHIP POINTS

Section 5.1         Conversion.

(a)          Series B Points automatically shall convert (“Convert”) into Series A Points as follows:

(i)
In the case of Series B Points that are Initial Points, (A) ten percent (10%) of such Initial Points shall Convert into an equivalent number of Series A Points on each of the fourth (4th), fifth (5th), sixth (6th), seventh (7th) and eighth (8th) anniversaries of the Effective Date, and (B) the remaining fifty percent (50%) of such Initial Points shall Convert into an equivalent number of Series A Points on the tenth (10th) anniversary of the Effective Date;

(ii)
In the case of Series B Points that are Subsequent Points, such Series B Points shall Convert into an equivalent number of Series A Points in accordance with the schedule for such Conversion established in the Subsequent Points Purchase Agreement relating to such acquisition; and

(iii)
In the case of Series B Points which are purchased by the General Partner, such Series B Points shall Convert into an equivalent number of Series A Points immediately following the consummation of such purchase by the General Partner (provided that such Series B Points shall not be deemed Series A Points for any purpose in connection with such purchase).

(b)          In addition to the foregoing, all Series B Points which are held by an Employee Equityholder who: (i) dies; (ii) has his or her employment with the Partnership terminate as a result of Permanent Incapacity; (iii) is removed as a Partner of the Partnership pursuant to a Removal Upon the Instruction of the Management Committee; or (iv) retires on or after the Retirement date applicable to such Employee Equityholder; in each case, shall automatically Convert into an equivalent number of Series A Points as of immediately prior to such event.

(c)          In addition to the foregoing, all Series B Points that are Initial Points shall automatically Convert into an equivalent number of Series A Points as of the earlier of (i) immediately following a delivery by the General Partner of a written notice expressly exercising its rights pursuant to Section 3.2(f) hereof, (ii) immediately following a delivery by the General Partner of a Repurchase Notice pursuant to a Section 5.2 Call by reason of the Year 4 Call Date having occurred, or (iii) immediately following the Board of Trustees of the Aston Funds, a Delaware statutory trust, and each series thereof, without the prior approval of the Management Committee, effecting a material transfer (based on then current Revenues From Operations) of such funds to an affiliated fund group. Furthermore, only in the case of a member of the Management Committee who was a member of such committee at the Effective Time, all Series B Points that are Initial Points shall automatically Convert into an equivalent number of Series A Points as of the earlier of the events set forth in clauses (i), (ii) or (iii) above and, (iv), immediately following the twelve (12) month anniversary of the appointment of an Outside CEO pursuant to Section 3.2(d)(ii).

(d)          In connection with any sale and transfer by the General Partner (or any of its Affiliates) of Series A Points to any Person, the General Partner may determine to convert such Series A Points into an equal number of Subsequent Points effective as of immediately prior to such sale and transfer, and (unless the General Partner shall otherwise elect in writing after the Effective Time) no portion of the Capital Account of such transferor Partner shall be transferred to the Person receiving such Subsequent Points.

Section 5.2         Section 5.2 Put/Call Events.

 (a)          General.  (i) In the event that (x) with respect to a particular Employee Equityholder, an Employment Termination Event has occurred, or, (y) with respect to each Employee Equityholder, the Year 4 Call Date has occurred, then the General Partner shall have the right to purchase (a “Section 5.2 Call”) (and in such event the Selling Partner shall sell) from such Employee Equityholder (a “Selling Partner”), and (ii) independent of the General Partner’s Section 5.2 Call set forth in clause (i) above, in the event that, with respect to a particular Employee Equityholder, an Employment Termination Event has occurred, then the Selling Partner shall have the right to sell (a “Section 5.2 Put”) (and in such event the General Partner shall purchase) to the General Partner, in each case (any such event triggering a Section 5.2 Put or Section 5.2 Call under this Section 5.2(a), a “Section 5.2 Put/Call Event”), all (but not less than all) of the Partnership Interests then owned by such Selling Partner for the Purchase Price, at such times, and on such other terms, as are set forth in this Section 5.2 (each such purchase, a “Purchase” and the Partnership Interests purchased from such Selling Partner pursuant to a Purchase, the “Purchased Interest”).  All notifications provided for in this Section 5.2 to be delivered to or by (as applicable) a Selling Partner shall be delivered to or by (as applicable) the Employee Equityholder related to such Selling Partner (and shall be binding upon all related Limited Partners and Permitted Transferees constituting a part of such Selling Partner hereunder).

(b)          Exercise.  In the event of a Section 5.2 Put/Call Event, the General Partner or Selling Partner may exercise a Section 5.2 Call or Section 5.2 Put, respectively, by delivering to the other Person an irrevocable written notice of such exercise (a “Repurchase Notice”) within thirty (30) days following the Section 5.2 Put/Call Event (such thirty (30) day period, the “Original Exercise Period”).  If neither a Section 5.2 Call nor a Section 5.2 Put is exercised in the Original Exercise Period, then each of the General Partner and Selling Partner shall have the right to exercise a Section 5.2 Call and Section 5.2 Put, respectively, in any subsequent year by delivering to the other Person a Repurchase Notice within thirty (30) days following the anniversary of the Section 5.2 Put/Call Event) (each such thirty (30) day period, a “Subsequent Exercise Period”).  Solely for purposes of the pricing provisions set forth in Section 5.2(d), if a Section 5.2 Put or Section 5.2 Call is exercised in a Subsequent Exercise Period, the applicable anniversary of such Section 5.2 Put/Call Event shall be deemed to be the effective date for such Purchase.

(c)          Purchase Payment Date.  Payment of the Purchase Price in respect of a Purchased Interest shall be made on a date set by the General Partner (the “Purchase Payment Date”) that is the later of (i) a date set by the General Partner which is after the last day of the calendar quarter in which the first day of the Original Exercise Period or Subsequent Exercise Period in which such Repurchase Notice was delivered falls, but which is not more than one hundred twenty (120) days after such first day; (ii) the date which is the first Business Day after the second anniversary of the Effective Time; or (iii) the date which is the first Business Day after six (6) months following the date such Partnership Points were acquired by the Selling Partner.

Notwithstanding the foregoing, the General Partner may set an earlier Purchase Payment Date for any such Purchase upon written notice thereof to the Selling Partner, in which event such written notice shall constitute the Repurchase Notice for such Purchase, and payment of the Purchase Price in respect of such portion of the Selling Partner’s Remaining Interest identified in such written notice shall be made on such earlier Purchase Payment Date specified in such written notice.

Promptly (and in any event within ten (10) Business Days) following (A) the end of the most recently completed calendar month preceding each Purchase Payment Date, and (B) any applicable calculation date in respect of Liquidation Date Consideration issued pursuant to this Agreement following which AMG is required to make payment in respect thereof, the Partnership shall (and the Employee Equityholders shall use their reasonable best efforts to cause the Partnership to) deliver to the General Partner a true and complete Purchase Information Statement (and the General Partner may delay any payment or closing in respect of a Purchase until it has received such a true and complete Purchase Information Statement).  The Management Committee shall certify to the General Partner the accuracy of the information and calculations set forth in such Purchase Information Statement, which certification shall constitute a representation and warranty by the Partnership, and any damages incurred by the General Partner resulting from a breach thereof shall be reimbursed to the General Partner from the Operating Allocation.

As of each Purchase Payment Date, the applicable Employee Equityholder and the General Partner shall, if the General Partner so requests, execute an agreement reasonably acceptable to the General Partner (x) in which such Employee Equityholder represents and warrants to the General Partner that it has sole record and beneficial title to the Purchased Interest, free and clear of any Liens other than those imposed by this Agreement or consented to in writing by the General Partner, and that the Purchase Information Statement in respect of such Purchase is true and complete, and (y) addressing such other customary matters as to authority, enforceability, disclosure of information, releases, subordination and similar subjects as the General Partner reasonably requests.  As of each Purchase Payment Date, the applicable Employee Equityholder shall be deemed to have sold the Purchased Interest to the General Partner and such Employee Equityholder shall cease to hold, or have any rights with respect to, such Purchased Interest.

(d)          Purchase Price.  The aggregate purchase price payable by the General Partner for a Purchase of a Purchased Interest (the “Purchase Price”) from a Selling Partner, shall be an amount equal to the fair value of the Partnership Points subject to the Purchase, which the parties hereto agree shall be conclusively determined as follows:

(i)
Series A Points.  In the case of Series A Points that are Initial Points of such Selling Partner, an amount equal to the product of: (A) five (5.0), multiplied by (B) the Applicable Base Cash Flow, multiplied by (C) the Applicable Purchase Percentage.

(ii)
Series B Points.  In the case of Series B Points that are Initial Points of such Selling Partner, an amount equal to the product of: (A) the positive difference, if any, between: (I) the product of (X) five (5.0), multiplied by (Y) the Applicable Base Cash Flow, minus (II) the Liquidation Preference determined as of the last day of the most recently completed calendar month preceding the Purchase Payment Date, multiplied by (B) the Applicable Purchase Percentage.

(iii)	Subsequent Points. In the case of Subsequent Points of such Selling Partner, an amount equal to the Fair Market Value of such Partnership Points (the “Subsequent Points FMV”).

(e)          Purchase Price Payment Method.  Payment and/or delivery (as applicable) of the Purchase Price with respect to each Purchase of a Purchased Interest shall be made as follows (subject to delivery of a Purchase Information Statement in accordance with the provisions of Section 5.2(c) above):

(i)	Series A Points. In the case of a Purchase of Series A Points which are Initial Points of the Selling Partner:

(A)           Removal Upon the Instruction of the Management Committee (Other than for Unsatisfactory Performance), Retirement, Death or Permanent Incapacity; Year 4 Call Date.  In the event of (x) a Section 5.2 Put or Section 5.2 Call in conjunction with a Removal Upon the Instruction of the Management Committee (other than for Unsatisfactory Performance) or the Retirement, death or Permanent Incapacity of an Employee Equityholder, or (y) a Section 5.2 Call in conjunction with the occurrence of the Year 4 Call Date, payment shall be made either (at the General Partner’s election): (X) by Wire Transfer in an amount equal to one hundred percent (100%) of such amount; or (Y) by (1) Wire Transfer in an amount equal to fifty percent (50%) of such amount, and (2) delivery of AMG Liquid Shares having a value equal to fifty percent (50%) of such amount (or any combination of Wire Transfer and AMG Liquid Shares aggregating one hundred percent (100%) in which the value of the AMG Liquid Shares does not exceed fifty percent (50%)); in either case, on the applicable Purchase Payment Date.

(B)           Removal Upon the Instruction of the Management Committee for Unsatisfactory Performance; Removal For Cause.  In the event of a Section 5.2 Put or Section 5.2 Call in conjunction with (x) a Removal Upon the Instruction of the Management Committee for Unsatisfactory Performance, or (y) a Removal For Cause, payment shall be made either (at the General Partner’s election): (1) by Wire Transfer in an amount equal to up to one hundred percent (100%) of such amount; (2) by delivery of AMG Liquid Shares having a value equal to up to one hundred percent (100%) of such amount; (3) by issuance of Liquidation Date Consideration having a contingent amount equal to one hundred percent (100%) of such amount, provided that in the event the Unsatisfactory Performance determination is made following the appointment of an Outside CEO with respect to any Employee Equityholder who was an Employee Equityholder at the time of the appointment of the Outside CEO, the Liquidation Date Consideration shall constitute no more than sixty percent (60%) of such amount; (4) by delivery of a Promissory Note having a principal amount equal to up to one hundred percent (100%) of such amount (subject to the terms and conditions of this Agreement and such Promissory Note); or (5) by any combination, at the General Partner’s election, of Wire Transfer, AMG Liquid Shares, Liquidation Date Consideration and Promissory Note aggregating one hundred percent (100%) of such amount; in any case, on the applicable Purchase Payment Date.

(ii)
Series B Points.  In the case of a Purchase of Series B Points which are Initial Points of the Selling Partner, one hundred percent (100%) of such amount shall be payable on the applicable Purchase Payment Date in Liquidation Date Consideration and/or a Promissory Note, in such proportions among such forms of payment as may be determined by the General Partner in its sole discretion (subject to the terms and conditions of this Agreement and such Liquidation Date Consideration and/or Promissory Note (as applicable)).

(iii)	Subsequent Points. In the case of a Purchase of Subsequent Points, payment shall be made in accordance with the terms and provisions of the applicable Subsequent Points Purchase Agreement.

(f)          Limited Partner Bankruptcy Event.  In the event that an Employee Equityholder holding Partnership Interests (or any other holder of Partnership Interests, other than the General Partner or any Affiliate thereof) (each such event, a “Limited Partner Bankruptcy Event”): (i) has filed a voluntary petition under the bankruptcy laws or a petition for the appointment of a receiver or makes any assignment for the benefit of creditors; (ii) is subject involuntarily to such a petition or assignment or to an attachment or other legal or equitable interest with respect to any of its Partnership Interests or, in the case of an Employee Equityholder which is not a Limited Partner, its interests in the Limited Partner which it owns, and such involuntary petition or assignment or attachment is not discharged within sixty (60) days after its effective date; or (iii) otherwise is subject to a Transfer of any of its Partnership Interests or, in the case of an Employee Equityholder which is not a Limited Partner, its interests in the Limited Partner which it owns, by court order or decree or by operation of law (other than any such Transfer permitted by Section 6.1(b) hereof without the consent of the General Partner), then in the case of any such Limited Partner Bankruptcy Event, the General Partner shall be entitled to purchase all of the Partnership Interests held by such Employee Equityholder (or other holder of Partnership Interests) pursuant to the terms of this Section 5.2 as if such Employee Equityholder (or other holder of such Partnership Interests) was a Selling Partner, with the purchase price for such purchase to be determined pursuant to Section 5.2(d)(ii) (as if the Transferred Partnership Interests were Series B Points) and the date of the closing to be determined by the General Partner in its sole discretion.

In order to give effect to clause (iii) of the prior sentence if any of the Partnership Interests of an Employee Equityholder or, in the case of an Employee Equityholder which is not a Limited Partner, its interests in the Limited Partner which it owns, become subject to Transfer (or purport to be or have been Transferred) by a court order or decree or by operation of law, the Employee Equityholder (or other holder of Partnership Interests) whose Partnership Interests, or the interests in the Limited Partner which it owns (as applicable), are subject to such Transfer shall cease to be a Limited Partner, and the transferee by court order or decree or by operation of law shall not become a Limited Partner, and the General Partner shall have the right in its sole discretion to purchase from the Employee Equityholder which has ceased to be a Limited Partner (or other holder of Partnership Interests) all of his, her or its interests in the Partnership in the manner set forth in the preceding sentence.

Section 5.3         Scheduled Puts.

(a)          General.  Each Employee Equityholder who is employed by the Partnership (or its Controlled Affiliates) may, at such Employee Equityholder’s option and subject to the terms and conditions set forth in this Section 5.3, cause the General Partner to purchase portions of the Series A Points held by such Employee Equityholder that are Initial Points and the Subsequent Points held by such Employee Equityholder (a “Section 5.3 Put”).

(b)          Section 5.3 Puts of Series A Points that are Initial Points.  With respect to each Employee Equityholder having Section 5.3 Put rights under Section 5.3(a) and holding Initial Points, for so long as such Employee Equityholder remains employed by the Partnership (or its Controlled Affiliates), such Employee Equityholder may (subject to the other terms and conditions set forth in this Section 5.3) elect to cause the General Partner to purchase portions of the Series A Points that are Initial Points of such Employee Equityholder (together with any such Series A Points that are Initial Points of such Employee Equityholder which previously could have been sold to the General Partner by such Employee Equityholder pursuant to this Section 5.3(b) but were not previously sold) annually on the last Business Day of [month] (which is the second month following the end of the calendar quarter in which the Closing occurred under the Purchase Agreement) (such month, the “Put Purchase Month”), starting with the last Business Day of the first Put Purchase Month that is at least four (4) years following the Effective Time (each a “Put Purchase Date”).

(c)          Section 5.3 Puts of Subsequent Points.  With respect to each Employee Equityholder having Section 5.3 Put rights under Section 5.3(a) and holding Subsequent Points, for so long as such Employee Equityholder remains employed by the Partnership (or its Controlled Affiliates), such Employee Equityholder may (subject to the other terms and conditions set forth in this Section 5.3, and subject to any additional terms and conditions set forth in a Subsequent Points Purchase Agreement pursuant to which such Subsequent Points were acquired) cause the General Partner to purchase from such Employee Equityholder on such dates (if any) as are specified in such Subsequent Points Purchase Agreement that number of such Subsequent Points (if any) as are specified in such Subsequent Points Purchase Agreement (as applicable) as being subject to a Section 5.3 Put by such Employee Equityholder in connection with such specified date (a “Put Purchase Date”).

(d)          Maximum Section 5.3 Put Amount.  Notwithstanding anything to the contrary contained in this Section 5.3:

(i)
Only up to an aggregate number of an Employee Equityholder’s Series A Points equal to ten percent (10%) of the number of Initial Points held by such Employee Equityholder as of the Effective Time (in addition to any Series A Points which previously could have been sold by such Employee Equityholder pursuant to this Section 5.3 but were not previously sold) may be sold by such Employee Equityholder pursuant to Section 5.3(b) during any single calendar year;

(ii)
Only up to an aggregate number of an Employee Equityholder’s Series A Points equal to fifty percent (50%) of the number of Initial Points held by such Employee Equityholder as of the Effective Time may be sold by such Employee Equityholder pursuant to Section 5.3(b); and

(iii)
The General Partner shall in no event be required to purchase during any single calendar year in the aggregate pursuant to Section 5.3(b) a number of Partnership Points exceeding ten percent (10%) of the aggregate number of Initial Points held by the Employee Equityholders as of the Effective Time, and in the event a greater number of Partnership Points have purported to be put pursuant to this Section 5.3 during any single calendar year, the number of Partnership Points that are actually put by Employee Equityholders pursuant to this Section 5.3 in such calendar year shall be reduced to a number that is equal to ten percent (10%) of the number of Initial Points held by the Employee Equityholders as of the Effective Time, with such reduction borne pro rata by the Employee Equityholders exercising Section 5.3 Puts in that calendar year in proportion to the number of Partnership Points they have attempted to put in such calendar year pursuant to this Section 5.3, and the remainder of such purported Section 5.3 Puts in such calendar year shall be deemed to have been irrevocably withdrawn.

(e)          Section 5.3 Put Procedure.  If an Employee Equityholder having Section 5.3 Put rights desires to exercise his or her rights under Section 5.3(b) or 5.3(c) above, he or she shall give the General Partner and the Management Committee irrevocable written notice (a “Put Notice”) during the immediately preceding Put Notice Month (or, in the case of an exercise of a Section 5.3 Put right pursuant to this Section 5.3(e) having a different exercise month specified in the Subsequent Points Purchase Agreement relating thereto, then during such other specified month) (the final calendar day of such month, the “Put Notice Deadline”), stating (i) that he or she is electing to exercise such rights, (ii) the number of Partnership Points (the “Put Points”) to be sold in the Section 5.3 Put, (iii) to what extent such Section 5.3 Put is a put of (x) Series A Points that are Initial Points (“Initial Put Points”) or (y) Subsequent Points (“Subsequent Put Points”), and (iv) if Subsequent Put Points are to be included in such Section 5.3 Put, what Subsequent Points Purchase Agreement they are associated with.

Section 5.3 Puts in any given calendar year for which Put Notices are received before the Put Notice Deadline for that calendar year shall be completed as follows: the General Partner shall purchase from each Employee Equityholder that number of Put Points as is equal to the sum of (x) the number of Initial Put Points designated in such Employee Equityholder’s Put Notice to be sold by such Employee Equityholder, up to the maximum number of Initial Put Points permitted by Section 5.3(d) to be put by such Employee Equityholder in that year, and (y) the number of Subsequent Put Points designated in such Employee Equityholder’s Put Notice to be sold by such Employee Equityholder, up to the maximum number of Subsequent Put Points permitted by Section 5.3(d)(iii) and the applicable Subsequent Points Purchase Agreement to be put by such Employee Equityholder in that year.

(f)          Purchase Price.  The aggregate purchase price payable by the General Partner upon the purchase of any Put Points pursuant to a Section 5.3 Put (the “Purchase Price”) shall be an amount equal to the fair value of such Put Points, which the parties hereto agree shall be conclusively determined as follows:

(i)	In the case of Initial Put Points, an amount equal to the product of: (A) five (5.0), multiplied by (B) the Applicable Base Cash Flow, multiplied by (C) the Applicable Purchase Percentage; or

(ii)	In the case of Subsequent Put Points, an amount equal to their Subsequent Points FMV.

(g)          Payment of Purchase Price.  The Purchase Price shall be paid by the General Partner (subject to delivery of a Purchase Information Statement and delivery of such documents or instruments of transfer as may be requested by the General Partner in accordance with Section 5.2(c)) as follows:

(i)
In the case of Initial Put Points, either (at the General Partner’s election): (x) by Wire Transfer in an amount equal to one hundred percent (100%) of such amount; or (y) by (I) Wire Transfer in an amount equal to fifty percent (50%) of such amount, and (II) delivery of AMG Liquid Shares having a value equal to fifty percent (50%) of such amount (or any combination of Wire Transfer and AMG Liquid Shares aggregating one hundred percent (100%) of such amount in which the value of the AMG Liquid Shares does not exceed fifty percent (50%)); in either case, on the relevant Put Purchase Date.

(ii)	In the case of Subsequent Put Points, payment shall be made in accordance with the terms and provisions of the applicable Subsequent Points Purchase Agreement.

(h)          Cessation of Rights.  As of the applicable Put Purchase Date, each Employee Equityholder selling Put Points shall cease to hold the Put Points purchased on the Put Purchase Date (or canceled by the Partnership if the Partnership is the assignee making such purchase) and shall no longer have any rights with respect to such portion of his or her Partnership Interests, other than payment of the Purchase Price hereunder.

Section 5.4         Accelerated Put.

(a)          Accelerated Put.  Notwithstanding any provisions contained in this Agreement to the contrary, immediately following (i) delivery by the General Partner of a written notice expressly exercising its rights pursuant to Section 3.2(f) hereof, (ii)   if the Board of Trustees of the Aston Funds, a Delaware statutory trust, and each series thereof, without the prior approval of the Management Committee, effects a material transfer (based on then current Revenues From Operations) of such funds to an affiliated fund group, or (iii) the twelve (12) month anniversary of the appointment of an Outside CEO pursuant to Section 3.2(d)(ii) (a “Put Acceleration Event”), then, in the case of clauses (i) and (ii), each Employee Equityholder who is then employed by the Partnership (or its Controlled Affiliates) and, in the case of clause (iii), each Employee Equityholder who is then employed by the Partnership (or its Controlled Affiliates) and who also served on the Management Committee at the time of the appointment of the Outside CEO may, at such Employee Equityholder’s option, cause the General Partner to purchase all (but not less than all) of the Initial Points then owned by such Employee Equityholder pursuant to the terms and conditions of this Section 5.4 (an “Accelerated Put”).

(b)          Put Notice.  If an Employee Equityholder desires to exercise his or her Accelerated Put rights, he or she shall give the General Partner and the Partnership irrevocable written notice (an “Accelerated Put Notice”) within sixty (60) days after the Put Acceleration Event (the “Accelerated Put Notice Period”), stating that such Employee Equityholder is electing to sell all (but not less than all) of the Initial Points then owned by such Employee Equityholder.  Notwithstanding anything to the contrary, in the event of the involuntary termination of an Employee Equityholder’s employment by the Partnership (or its Controlled Affiliates) during the Accelerated Put Notice Period, such Employee Equityholder’s Accelerated Put rights under this Section 5.4 shall continue without modification for the duration of the Accelerated Put Notice Period notwithstanding such termination of employment.

(c)          Purchase Price.  The aggregate purchase price payable by the General Partner to such Employee Equityholder upon the purchase of Initial Points pursuant to an Accelerated Put shall be an amount equal to the product of: (i) five (5.0), multiplied by (ii) the Applicable Base Cash Flow, multiplied by (iii) the Applicable Purchase Percentage.  In the event that the amount as calculated pursuant to the immediately preceding sentence is less than the amount set forth on Schedule D with respect to such Employee Equityholder (which scheduled amount shall be reduced by the aggregate amount of any payments previously made to such Employee Equityholder pursuant to Section 5.3 in respect of Initial Points), then in addition to the sale of all of the Initial Points then owned by such Employee Equityholder, such Employee Equityholder may sell to the General Partner, and the General Partner shall purchase, an amount of Excess Operating Allocation (assuming, for purposes of this Section 5.4(c), the elimination of all compensation expenses of the Partnership and its Controlled Affiliates) to which such Employee Equityholder is then entitled (which shall be based upon such Employee Equityholder’s Applicable Management Percentage Interest) and such Excess Operating Allocation shall be purchased according to the formula set forth above such that the aggregate amount would equal (but in no event exceed) the amount set forth on Schedule D hereto (as such Schedule D amount may be reduced in accordance with this paragraph to reflect payments previously made). For the avoidance of doubt, the Owners’ Allocation Percentage and the Operating Allocation percentage shall be proportionately adjusted to reflect any such sale.  The aggregate purchase price payable by the General Partner to such Employee Equityholder upon the purchase of such interests pursuant to this Section 5.4(c) is the “Accelerated Put Purchase Price”.

(d)          Payment of Accelerated Put Purchase Price.  In the case of any purchase pursuant to an Accelerated Put, the Accelerated Put Purchase Price shall be paid by the General Partner either (at the General Partner’s election): (i) by Wire Transfer in an amount equal to one hundred percent (100%) of such amount; or (ii) by (A) Wire Transfer in an amount equal to fifty percent (50%) of such amount, and (B) delivery of AMG Liquid Shares having a value equal to fifty percent (50%) of such amount (or any combination of Wire Transfer and AMG Liquid Shares aggregating one hundred percent (100%) of such amount in which the value of the AMG Liquid Shares does not exceed fifty percent (50%)); in either case, on a date (the “Put Purchase Date”) determined by the General Partner (but no later than sixty (60) days following delivery of the Accelerated Put Notice).

(e)          Cessation of Rights.  As of the Put Purchase Date, each Employee Equityholder selling Initial Points shall cease to hold any Partnership Points and shall no longer have any rights with respect to such Partnership Points (other than payment of the Accelerated Put Purchase Price hereunder), and if at such time such Employee Equityholder does not hold any other Partnership Interests, such Employee Equityholder automatically shall be deemed to have withdrawn from the Partnership in accordance with Section 6.4.

Section 5.5         Miscellaneous.

(a)          Failure to Consummate; Power of Attorney.  In the event that an Employee Equityholder (or other holder of Partnership Interests, other than the General Partner or any Affiliate thereof) is required to sell all or any portion of its Partnership Interests pursuant to Section 5.2 and for any reason fails to execute and deliver the agreements required by Section 5.2 and otherwise to consummate such sale in accordance with Section 5.2, the General Partner may deposit the amount payable in respect of such Partnership Interests (including cash and/or promissory notes) with any bank doing business within fifty (50) miles of the Partnership’s principal place of business, with the Partnership’s accounting firm or with such Employee Equityholder’s counsel, as agent for such Employee Equityholder (or such other holder of Partnership Interests), to be held by such bank, accounting firm or counsel for the benefit of and for delivery to such Employee Equityholder.  Upon such deposit by the General Partner and upon notice thereof given to such Employee Equityholder (or such other holder of Partnership Interests), such Employee Equityholder shall have no further rights under this Agreement with respect to such Partnership Interests (other than the right to withdraw the payment therefor, if any, held by the agent described in the preceding sentence).  Each Employee Equityholder does hereby irrevocably constitute and appoint the General Partner with full power of substitution, the true and lawful attorney-in-fact and agent of such Employee Equityholder (or such other holder of Partnership Interests), to execute and deliver, in its or its assignee’s name, place and stead, all instruments, documents and certificates as the General Partner may determine to be necessary, appropriate or convenient to consummate any sale contemplated by Section 5.2.  This power of attorney shall be deemed to be coupled with an interest, shall be irrevocable, shall survive and not be affected by the dissolution, bankruptcy, incompetence or legal disability of any Employee Equityholder (or such other holder of Partnership Interests) and shall extend to such Employee Equityholder’s (or such other holder’s) successors and assigns.

(b)          Assignment by General Partner.  The General Partner may (without the need for any vote or consent of the Management Committee or any Partner) assign any or all of its rights and obligations under this Article V, in one or more instances, to any other Person (subject to the immediately following sentence, in the case of any assignment to the Partnership); provided, however, that no such assignment shall relieve the General Partner of its obligation to make payment of a Purchase Price to the extent not paid by any such assignee.  The General Partner may, with either a Majority Limited Partner Vote (excluding, for purposes of determining such Majority Limited Partner Vote, the Limited Partner whose interest is being purchased) or the prior written consent of the Management Committee, assign any or all of its rights and obligations under this Article V, in one or more instances, to the Partnership.

(c)          Delivery of AMG Liquid Shares.  In the event that the General Partner elects, pursuant to the provisions of Section 5.2 or 5.3 to pay a portion of the Purchase Price by the delivery of AMG Liquid Shares, the General Partner shall give irrevocable written notice of such election to the applicable Selling Partner or the Employee Equityholder exercising the Section 5.3 Put not less than twenty-three (23) trading days prior to the date on which such AMG Liquid Shares are required to be delivered, and the number of AMG Liquid Shares required to be delivered by the General Partner shall be equal to the quotient obtained by dividing that portion of the Purchase Price to be paid in AMG Liquid Shares by the Average AMG Stock Price.  In the event that there is a stock split (or reverse stock split), stock dividend or other similar event during the relevant measuring periods under the foregoing calculation, equitable and appropriate adjustments shall be made in the application of such calculation of the Average AMG Stock Price to take account of such event.

ARTICLE VI

PARTNER TRANSFERS, ADMISSIONS AND WITHDRAWALS

Section 6.1         Transferability of Interests by Limited Partners.

(a)          General.  No Partnership Interests of a Limited Partner (or transferee thereof), or direct or indirect interest in any Limited Partner which is not a natural person, may be directly or indirectly Transferred, nor may any Limited Partner (or transferee thereof) or holder of an interest in any such Limited Partner offer to so Transfer, and no such Transfer shall be binding upon the Partnership or any Limited Partner, unless (i) such Transfer is expressly permitted by this Article VI and (ii) the General Partner receives an executed copy of the documents effecting such Transfer and such documents are in compliance with the requirements of this Article VI and otherwise in form and substance reasonably satisfactory to the General Partner.

(b)         Permitted Transfers.  Each Limited Partner that is not a natural person agrees and will ensure that in no event will any indirect ownership interest in such Limited Partner be Transferred without the prior written consent of the General Partner.  Subject to Section 6.6, a Limited Partner’s Partnership Interests, and in the case of a Limited Partner which is not a natural person, direct ownership interests in such Limited Partner, may be Transferred solely as follows:

(i)	With the prior written consent of the General Partner;

(ii)	In accordance with the provisions of Sections 5.2, 5.3 or 5.4 hereof;

(iii)
By will or the laws of descent and distribution upon: (A) the death of such Limited Partner (in the case of a Limited Partner who is a natural person), with respect to Partnership Interests held by such Limited Partner; or (B) the death of a direct holder of ownership interests in such Limited Partner (in the case of a Limited Partner which is not a natural person), with respect to the direct ownership interests in such Limited Partner held by such deceased holder; but subject in all cases to the provisions of Sections 5.2 hereof, which shall continue to be binding upon the Partnership Interests of such Limited Partner (and the holders of ownership interests therein) notwithstanding such death; and

(iv)
For estate planning purposes: (A) an Employee Equityholder may Transfer his or her Partnership Interests; or (B) direct ownership interests in a Limited Partner which is not a natural person may be Transferred by its related Employee Equityholder; in either such case solely to members of such Employee Equityholder’s Immediate Family (or trusts for their benefit and of which the exclusive trustee is such Employee Equityholder, provided that any such trust does not require or permit distribution of such interests other than to such Employee Equityholder, or its related original Limited Partner that is a party hereto), provided that such Transfers may be subject to additional restrictions as mutually agreed by the Management Committee and the General Partner in consultation with tax counsel;

provided, that in the case of a Transfer pursuant to clause (iii) or (iv) above, as a condition precedent to the effectiveness of such Transfer, the transferee first shall be required to enter into an agreement with the Partnership in form and substance reasonably satisfactory to the General Partner agreeing to be bound by the provisions of this Agreement (and if such transferee is not already a party to a Partner Non-Solicitation Agreement and becomes (or any related person thereof, in the event such transferee is not a natural person, becomes) an employee of the Partnership, the transferee (and each such related person) shall also be required to enter into a Partner Non-Solicitation Agreement as a condition precedent to the effectiveness of such Transfer); and whether or not the transferee has in fact entered into such agreement(s), such Partnership Interests and/or ownership interests in such Limited Partner (as applicable) shall thereafter remain subject to this Agreement (and the transferee (and any related person thereof, in the event such transferee is not a natural person) shall become subject to the transferring Employee Equityholder’s Partner Non-Solicitation Agreement if such transferee (or a related person thereof) becomes an employee of the Partnership).

(c)           No Pledges or Encumbrances.  No interests of a Limited Partner in the Partnership may be pledged, hypothecated, optioned or encumbered, nor may any direct or indirect ownership interests in a Limited Partner be pledged, hypothecated, optioned or encumbered, nor may any offer to do any of the foregoing be made, without the prior written consent of the General Partner in its sole discretion.

Section 6.2         Transferability of Interests by the General Partner.

(a)         General.  Except as otherwise expressly permitted by this Section 6.2, without the prior written approval of the Management Committee or a Majority Limited Partner Vote, none of the Partnership Interests of AMG or any of its Controlled Affiliates (including the General Partner) may be Transferred; provided, that a change of control of AMG (and the resulting indirect change of control of the General Partner) shall not constitute such a Transfer, regardless of how structured.

(b)         Permitted Transfers.  Without the consent or approval of the Management Committee or any other Partner, the General Partner and AMG shall be permitted to Transfer their direct and indirect interests in the Partnership as follows:

(i)
AMG’s and/or the General Partner’s direct and indirect interests in the Partnership may be pledged and encumbered, and lien holders of AMG’s and/or the General Partner’s Partnership Interests may have and be able to exercise the rights of secured creditors with respect to such interests (including, without limitation, foreclosure on such interests by such Persons);

(ii)
The General Partner may Transfer a portion (but not a majority) of its Partnership Interests to (A) an existing Limited Partner, or (B) a Person who is not a Partner but who is or becomes an Officer or employee of the Partnership (or its Controlled Affiliates) or a Person majority owned by any such Person; and

(iii)
The General Partner may Transfer all or any portion of its Partnership Interests to a Controlled Affiliate, and any such Controlled Affiliate shall thereafter be bound by the provisions of this Agreement.

(c)           Additional Permitted Transfers.  AMG and its Controlled Affiliates, including the General Partner, may, upon either a Majority Limited Partner Vote or prior written approval of the Management Committee, Transfer all of their direct and indirect interests in the Partnership in a single transaction or a series of related transactions to a third party, and, in any such case, each of the Limited Partners shall be required to Transfer, in the same transaction or transactions to the same third party, all of their interests in the Partnership, provided that the price to be received by all the Partners shall be allocated among the Partners in the same manner as the purchase price would have been distributed pursuant to Section 4.4 upon a dissolution following a sale of all or a substantial portion of the assets of the Partnership and its Controlled Affiliates (with any net gain or loss from such transaction first having been allocated among the Partners in accordance with Section 4.2(e) or 4.2(f), as applicable).  In the case of a Transfer by the General Partner pursuant to this Section 6.2(c), the old General Partner shall be deemed to have withdrawn and its transferee shall be deemed to have become the new General Partner hereunder.

(d)           Transfer upon Foreclosure.  In the case of a Transfer by the General Partner upon foreclosure (as contemplated by Section 6.2(b)(i)), each transferee shall be requested by the General Partner to sign a counterpart signature page to this Agreement agreeing thereby to become either a Limited Partner or the General Partner (provided, however, that once one such other transferee elects to become the General Partner, no transferee (other than a subsequent transferee of such new General Partner) may elect to be a General Partner hereunder).  If the transferees pursuant to Section 6.2(b) receive all of the General Partner’s interests in the Partnership and none of such transferees elects to become the General Partner, then the General Partner shall continue to serve as the general partner of the Partnership. If, however, one of the transferees elects to become the General Partner and executes a counterpart signature page to this Agreement agreeing thereby to become the General Partner, then notwithstanding any other provision hereof to the contrary, the old General Partner shall thereupon be permitted to withdraw from the Partnership as General Partner.

Section 6.3         Substitute Limited Partners.

(a)           No transferee of interests in the Partnership of a Limited Partner shall become a Partner (a “Substitute Limited Partner”), and no Limited Partner in which any direct or indirect ownership interests have been Transferred shall remain a Partner of the Partnership, in either case except in accordance with this Section 6.3.  If a transferee of an interest in the Partnership does not become (and until any such transferee becomes) a Substitute Limited Partner, or if a Limited Partner in which an ownership interest has been Transferred does not remain a Partner of the Partnership following such Transfer, in either case in accordance with the provisions of this Section 6.3, such Person shall not be entitled to exercise or receive any of the rights, powers or benefits of a Limited Partner other than the right to receive distributions which the assigning Limited Partner has Transferred to such Person in compliance with this Article VI and, solely with respect to a Transfer upon death of a Limited Partner, the right to exercise a Section 5.2 Put in accordance with Section 5.2 hereof.

(b)           The General Partner may in its sole discretion admit as a Substitute Limited Partner (with respect to all or a portion of the Partnership Interests held by a Person), any Person that acquires an Partnership Interest by Transfer from another Partner in accordance with this Article VI, and the General Partner may in its sole discretion permit any Limited Partner in which all of the ownership interests have been Transferred to remain a Partner of the Partnership (and such Limited Partner otherwise automatically shall cease to be a Partner of the Partnership).

(c)           The admission of a transferee as a Substitute Limited Partner shall, in all events, be conditioned upon the execution of an instrument satisfactory in form and substance to the General Partner whereby such transferee becomes a party to this Agreement as a Limited Partner, as well as compliance by such transferee with the provisions of Section 3.8 hereof.

Section 6.4         Resignation, Redemptions and Withdrawals.

(a)           No Limited Partner shall have the right to resign as a Partner, to cause the redemption of its interest in the Partnership in whole or in part, or otherwise to withdraw as a Partner of the Partnership, except: (a) as is expressly provided for in Article V hereof; or (b) otherwise with the prior written consent of the General Partner and the Management Committee, each in its sole discretion.  Upon any resignation, redemption or withdrawal as a Partner, the Limited Partner shall only be entitled to the consideration (if any) provided for by Article V hereof upon the purchase of its Partnership Interest, if and to the extent that such Article provides for such a purchase (and shall in no event be entitled to a withdrawal, redemption or distribution of its Capital Account in whole or in part).  If the Partnership Interest acquired from such Limited Partner pursuant to Article V (together with all Partnership Interests previously acquired from such Limited Partner) constitutes all of the Partnership Interests owned by such Limited Partner prior to such acquisition, such Limited Partner automatically shall be deemed to have withdrawn from the Partnership and shall no longer have any rights under this Agreement, other than the right to receive payments as provided in Article V if and to the extent such Article so provides.

(b)           Without a prior Majority Limited Partner Vote or the approval of the Management Committee, the General Partner may not resign or withdraw as General Partner or have all or any portion of its interest in the Partnership redeemed.  Any resigned, withdrawn or removed General Partner shall retain its interest in the capital of the Partnership and its other economic rights under this Agreement as a Limited Partner having the number of Partnership Points held by the General Partner prior to its resignation, withdrawal or removal.  If a General Partner who has resigned, withdrawn or been removed no longer has any economic interest in the Partnership, then upon such resignation, withdrawal or removal such Person shall cease to be a Partner of the Partnership.

Section 6.5         Issuance of Additional Partnership Interests.

(a)           Except as provided in Section 6.3, and subject to Section 6.6, additional Limited Partners (each, an “Additional Limited Partner”) may be admitted to the Partnership, and such Additional Limited Partners may be issued Partnership Interests, only upon the prior written consent of the General Partner and the Management Committee (and then upon such terms and conditions as may be established by the General Partner, including, without limitation, upon such Additional Limited Partner’s execution of an instrument in form and substance satisfactory to the General Partner whereby such Person becomes a party to this Agreement as a Limited Partner as well as such Person’s compliance with the provisions of Section 3.8 hereof).

(b)           Existing Limited Partners may be issued additional Partnership Interests by the Partnership, subject to Section 6.6, only upon the prior written consent of the General Partner and the Management Committee (and then upon such terms and conditions as may be established by the General Partner).

(c)           The General Partner and its Affiliates may only be issued additional Partnership Interests upon the approval of the Management Committee (and then subject to Section 6.6).

Section 6.6         Additional Requirements for Transfer or Issuance.

(a)          As additional conditions precedent to the validity of (i) any Transfer of a Limited Partner’s Partnership Interests or, in the case of a Limited Partner which is not a natural person, any Transfer of direct or indirect ownership interests in such Limited Partner or (ii) the issuance of additional Partnership Interests, such Transfer or issuance (as applicable) shall not be permitted without the prior written consent of the General Partner in its sole discretion if:

(i)	Such Transfer or issuance would cause the Partnership to become subject to regulation as an “investment company” under the 1940 Act, and the rules and regulations of the SEC thereunder;

(ii)
Such Transfer or issuance would result in the “assignment” (as such term is defined in the Advisers Act) or termination of any contracts to which the Partnership (or its Controlled Affiliates) is a party and which individually or in the aggregate are material (it being understood and agreed that any contract pursuant to which the Partnership (or its Controlled Affiliates) provides Investment Management Services is material);

(iii)
Such Transfer or issuance would result in the treatment of the Partnership as an association taxable as a corporation or as a “publicly traded partnership” for federal income tax purposes, as reasonably determined by the General Partner;

(iv)
After giving effect to such Transfer or issuance, the total number of Partners would be deemed to exceed one hundred (100) (as determined in accordance with Treasury Regulations § 1.7704-1(h)) (unless, in the case of a Transfer, either (A) such Transfer is a Transfer described in Treasury Regulations § 1.7704-1(e), or (B) such Transfer is pursuant to a Section 5.3 Section 5.2 Put right and the sum of the percentage interests in profits or capital of the Partnership Transferred during the taxable year of the Partnership (other than in Transfers described in Treasury Regulations § 1.7704-1(e)) would, taking such Transfer into account and assuming the maximum exercise of the Limited Partners’ Section 5.3 Section 5.2 Put rights, exceed ten percent (10%) of the total interests in profits or capital of the Partnership); or

(v)
Such Transfer or issuance (A) is required to be registered under the Securities Act, (B) is not required to be registered under the Securities Act by reason of Regulation S thereunder, but would have been required to be registered under the Securities Act if the Transfer had been made within the United States or (C) would otherwise violate the securities or other applicable laws of any jurisdiction.

(b)          The General Partner may require reasonable evidence as to the satisfaction of the requirements of this Article VI in connection with any Transfer or issuance of Partnership Interests, including, without limitation, a favorable opinion of counsel in form and substance reasonably acceptable to the General Partner, which expense shall be borne by the parties to such transaction (and, to the extent the Partnership is such a party, its portion of such expense shall be paid from the Operating Allocation).

(c)           To the fullest extent permitted by law, any Transfer or issuance that violates the provisions of this Article VI shall be null and void.

Section 6.7        Registration of Partnership Interests.  The Partnership Interests constitute “securities,” as such term is defined in 6 Del. C. § 8-102(15), governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del. C. § 8-101, et seq.) and constitute “uncertificated securities” as such term is defined under Article 8 of said Uniform Commercial Code.  The Partnership shall not issue certificates representing any Partnership Interest.  Subject to restrictions on the transferability of Partnership Interests as set forth herein, Partnership Interests shall be transferred by delivery to the Partnership of an instruction by the registered owner of an Partnership Interest requesting registration of transfer of such Partnership Interest and the recording of such transfer in the records of the Partnership.

Section 6.8       Representations and Warranties.  Each Partner (including any Substitute Limited Partner and Additional Limited Partner) hereby represents and warrants to the Partnership and each other Partner, and acknowledges, that: (a) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Partnership and making an informed investment decision with respect thereto; (b) it is able to bear the economic and financial risk of an investment in the Partnership for an indefinite period of time; (c) it is acquiring an interest in the Partnership for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; (d) the equity interests in the Partnership have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws and the provisions of this Agreement have been complied with; (e) the execution, delivery and performance of this Agreement, and of each other agreement referenced herein to which such Partner is a party, by such Partner have been duly authorized in all necessary respects, do not require it to obtain any consent or approval that has not been obtained, and do not contravene or result in a default under (i) any provision of any existing law or regulation applicable to it, (ii) any provision of its charter, by laws or other governing documents (in the case of any Partner that is not a natural person) or (iii) any agreement or instrument to which it is a party or by which it is bound; and (f) this Agreement and each such other agreement referenced herein to which such Partner is a party has been duly executed and delivered by such Partner and is enforceable against such Partner in accordance with its terms, except as enforcement may be limited by applicable bankruptcy or similar laws affecting creditors’ rights generally.

Section 6.9        Certain Fundamental Transactions.  Except as expressly permitted by this Article VI, any merger, consolidation, sale, exchange or other disposition of all, or substantially all, of the assets of the Partnership (and its Controlled Affiliates) or similar transaction, whether in one or a series of related transactions, shall require the prior written approval of (a) the Management Committee or a Majority Limited Partner Vote, and (b) the General Partner.

ARTICLE VII

DISSOLUTION AND TERMINATION

Section 7.1        No Dissolution Upon Admissions or Withdrawals.  The Partnership shall not be dissolved by any admission of Additional Limited Partners, Substitute Limited Partners or substitute General Partners, or by the withdrawal, resignation or removal of any Partner from the Partnership.

Section 7.2        Events of Dissolution.  The Partnership shall be dissolved and its affairs wound up upon the occurrence of any of the following events: (a) any date approved by both of (i) a Majority Limited Partner Vote or prior written consent of the Management Committee, and (ii) the prior written consent of the General Partner; (b) at any time there are no Limited Partners of the Partnership, unless the Partnership is continued in accordance with the Act; or (c) upon the entry of a decree of judicial dissolution under Section 17-802 of the Act. Upon the dissolution of the Partnership, the General Partner shall promptly notify the other Partners of such dissolution.

Section 7.3        Liquidation.  Upon the dissolution of the Partnership, the General Partner, or if there is none, a Person or Persons approved by the holders of more than fifty percent (50%) of the Partnership Points then outstanding (including those held by the Person that was the General Partner) shall carry out the winding up of the Partnership (in such capacity, the “Liquidating Trustee”), and shall immediately commence to wind up the Partnership’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the satisfaction of liabilities to creditors so as to enable the Partners to minimize the normal losses attendant upon a liquidation.  The Partners shall continue to share in allocations and distributions during winding up and liquidation in the same proportions, as specified in Article IV hereof, as before dissolution.  The proceeds of liquidation shall be applied and distributed as set forth in Section 4.4 hereof.

Section 7.4        Termination.  The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners in the manner provided for in Section 4.4 and the Certificate of Partnership shall have been canceled in the manner required by the Act.

Section 7.5        Claims of the Partners.  The Partners and former Partners shall look solely to the Partnership’s assets for the return of their Capital Contributions and Capital Accounts, and if the assets of the Partnership remaining after payment of or due provision for all debts, liabilities and obligations of the Partnership are insufficient to return such Capital Contributions or Capital Accounts, the Partners and former Partners shall have no recourse against the Partnership or any other Partner (including, without limitation, the General Partner).

ARTICLE VIII

RECORDS AND REPORTS

Section 8.1        Books and Records.  The Management Committee shall (and each of the Employee Equityholders shall use its reasonable best efforts to) cause the Partnership (and its Controlled Affiliates) to keep complete and accurate books of account with respect to the operations of the Partnership (and its Controlled Affiliates), prepared in accordance with GAAP using the accrual method of accounting, consistently applied.  Such books shall reflect that the interests in the Partnership have not been registered under the Securities Act, and that the interests may not be sold or transferred without registration under the Securities Act or exemption therefrom and without compliance with Article VI.  Such books shall be maintained at the principal office of the Partnership or at such other place as the General Partner shall determine.

Section 8.2        Accounting.  The Partnership’s books of account will be based on the accrual method of accounting, or on such other method of accounting as the General Partner may from time to time determine with the advice of the Independent Public Accountants, and shall be closed and balanced at the end of each Partnership fiscal year and shall be maintained for each fiscal year in a manner consistent with GAAP and with the principles and/or policies of AMG applied consistently with respect to its Controlled Affiliates.  The taxable year of the Partnership shall be the twelve months ending December 31, or such other taxable year as the General Partner may designate with the advice of the Independent Public Accountants.

Section 8.3        Financial and Compliance Reports.  The Management Committee shall (and each of the Employee Equityholders shall use their reasonable best efforts to) cause the Partnership to furnish to the General Partner each of the following:

(a)           Within five (5) days after the end of each month and each fiscal quarter, information regarding the estimated consolidated assets under management of the Partnership  (and its Controlled Affiliates) (including the components of any changes from the information provided with respect to the prior period, information regarding net client cash flows (actual and projected) and information regarding market appreciation and depreciation in client portfolios), and such revenue and expense data as is reasonably requested by the General Partner.

(b)           Within eight (8) days after the end of each month and each fiscal quarter, information regarding the consolidated assets under management of the Partnership (and its Controlled Affiliates) (including the components of any changes from the information provided with respect to the prior period, information regarding net client cash flows and information regarding market appreciation and depreciation in client portfolios), and an unaudited financial report of the Partnership (consolidated with its Controlled Affiliates) prepared in accordance with GAAP using the accrual method of accounting consistently applied (except that the financial report may (x) be subject to normal year-end audit adjustments that are neither individually nor in the aggregate material and consistent in nature and amount with past practice and (y) not contain all notes thereto which may be required in accordance with GAAP to be included in audited financial statements), which unaudited financial report shall have been certified by the most senior financial officer of the Partnership to have been so prepared and shall include: (i) statements of operations, changes in partners’ capital and cash flows for such month or quarter, together with a cumulative income statement from the first day of the then current fiscal year to the last day of such month or quarter; (ii) a balance sheet as of the last day of such month or quarter; (iii) with respect to the quarterly financial report, a detailed computation of the Owners’ Allocation for such quarter; and (iv) any supporting schedules as are reasonably requested by the General Partner.

(c)           Within forty-five (45) days after the end of each fiscal year of the Partnership, audited financial statements of the Partnership (consolidated with its Controlled Affiliates), which shall include statements of operations, changes in partners’ capital and cash flows for such year and a balance sheet as of the last day thereof, each prepared in accordance with GAAP, using the accrual method of accounting, consistently applied, certified by the Independent Public Accountants.

(d)           Within one hundred twenty (120) days after the end of each fiscal year of each Fund sponsored, managed, advised or sub-advised by the Partnership (or its Controlled Affiliates), audited financial statements of such Fund, which shall include statements of operations and changes in net assets for such fiscal year and a balance sheet and schedule of investments as of the last day thereof, each prepared in accordance with GAAP, using the accrual method of accounting, consistently applied, certified by the independent accounting firm of such Fund.

(e)           If requested by the General Partner, within twenty-five (25) days after the end of each calendar quarter, the Partnership’s (and its Controlled Affiliates’) operating budget for each of the next four (4) fiscal quarters, in such form and containing such estimates as may be requested by the General Partner from time to time, certified by the most senior financial officer of the Partnership.

(f)           If requested by the General Partner, copies of all financial statements, reports, notices, press releases and other documents released to the public during such period.

(g)           As promptly as is reasonably possible following a request by the General Partner from time to time, such other financial, operations, performance or other information or data as may be requested.

Section 8.4        Meetings.   The Management Committee shall hold such regular meetings at the Partnership’s principal place of business with representatives of the General Partner as may be requested by the General Partner from time to time.  These meetings shall be attended (either in person or by telephone) by such members of the Management Committee, Officers and other employees of the Partnership (and its Controlled Affiliates) as may be requested by the General Partner.  At each such meeting, the Officers and other employees of the Partnership (and its Controlled Affiliates) shall discuss such matters regarding the Partnership (and its Controlled Affiliates) and its performance, operations and/or budgets as may be reasonably requested by the General Partner, and each of the attendees (whether in person or by telephone) at such meeting shall have the right to submit proposals and suggestions regarding the Partnership (and its Controlled Affiliates), and the attendees at the meeting shall, in good faith, discuss and consider such proposals and suggestions.

Section 8.5        Tax Matters.

(a)           The General Partner shall cause to be prepared and filed on or before the due date (or any extension thereof) federal, state, local and foreign tax or information returns required to be filed by the Partnership (or its Controlled Affiliates).  The General Partner, to the extent that funds are available at the Partnership (or at its Controlled Affiliates), shall cause the Partnership (or such Controlled Affiliates) to pay any taxes payable by the Partnership (or such Controlled Affiliates) (it being understood that the expenses of preparation and filing of such tax returns, and the amounts of such taxes, are to be treated as operating expenses of the Partnership to be paid from the Operating Allocation), provided that the General Partner shall not be required to cause the Partnership (or its Controlled Affiliates) to pay any tax so long as the Partnership (or such Controlled Affiliates) is in good faith and by appropriate legal proceedings contesting the validity, applicability or amount thereof and such contest does not materially endanger any right or interest of the Partnership (or such Controlled Affiliates) and adequate reserves therefor have been set aside by the Partnership (or such Controlled Affiliates).  Neither the Partnership nor any Employee Equityholder shall do anything or take any action which would be inconsistent with the foregoing or with the General Partner’s actions as authorized by the foregoing provisions of this Section 8.5(a).

(b)           The General Partner shall be the tax matters partner for the Partnership pursuant to Sections 6221 through 6234 of the Code.

(c)           The General Partner shall, in its sole discretion, make or cause to be made by the Partnership (and its Controlled Affiliates) any and all elections for federal, state, local and foreign tax matters, including any election to adjust the basis of the Partnership’s (or a Controlled Affiliate’s) property pursuant to Sections 734(b), 743(b) and 754 of the Code or comparable provisions of state, local or foreign law.

ARTICLE IX

EXCULPATION AND INDEMNIFICATION

Section 9.1        Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Partnership (or its Controlled Affiliates), whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership (or such Controlled Affiliate), and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Partnership (or its Controlled Affiliates) solely by reason of being a Covered Person.

Section 9.2         Exculpation.

(a)           No Covered Person shall be liable to the Partnership, its Controlled Affiliates or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Partnership (or its Controlled Affiliates) and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall not by reason of this Section 9.2(a) be relieved of liability for any such loss, damage or claim incurred by reason of any action or inaction of such Covered Person which constituted fraud, gross negligence, willful misconduct or a breach of this Agreement or any Related Agreement to which he, she or it is a party.

(b)           A Covered Person shall be fully protected in relying in good faith upon the records of the Partnership (or its Controlled Affiliates) and upon such information, opinions, reports or statements presented to the Covered Person by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership (or its Controlled Affiliates).

Section 9.3         Fiduciary Duty.

(a)           To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, its Controlled Affiliates or any Partner, a Covered Person acting under this Agreement shall not be liable to the Partnership, its Controlled Affiliates or any Partner for his, her or its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(b)           Unless otherwise expressly provided herein, whenever a conflict of interest exists or arises between the General Partner and any other Partner or the Partnership (or its Controlled Affiliates) (other than in the case of any action permitted to be taken by the General Partner in its “discretion” or “sole discretion” or under a standard of similar authority or latitude, with respect to which this sentence shall not be applicable), the General Partner shall resolve such conflict of interest considering the relative interests of each party (including its own interest) to such conflict and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles.  A resolution reached by the General Partner of any such conflict of interest shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the General Partner at law or in equity or otherwise unless the General Partner did not act in good faith.

(c)           Whenever in this Agreement the General Partner is permitted or required to make a decision or provide its agreement or consent (i) in its “discretion” or “sole discretion”, under a standard of similar authority or latitude, or in the absence of any specified standard to the contrary, the General Partner shall be entitled to consider such interests and factors as it desires, including its own interests, and to reach any decision it may select regardless of the reasons therefor and in its sole discretion, or (ii) in its “good faith” or under another express standard, the General Partner shall act under such express standard, and in either such case the General Partner shall not be subject to any other or different standard imposed by this Agreement or applicable law.

(d)           Wherever in this Agreement a factual determination is called for and the applicable provision of this Agreement does not indicate what party or parties are to make the applicable factual determination, and/or the applicable standard to be used in making the factual determination, such determination shall be made by the General Partner in the exercise of reasonable discretion.

Section 9.4        Indemnification.  To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Partnership for any loss, damage or claim (including any amounts paid in settlement of any such claims) including expenses, fines, penalties and counsel fees and expenses incurred by such Covered Person (“Losses”) by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Partnership (or its Controlled Affiliates) and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any Losses incurred by such Covered Person by reason of any action or inaction of such Covered Person which constituted fraud, gross negligence, willful misconduct or a breach of this Agreement or a Related Agreement to which he, she or it is a party; provided, however, that any indemnity under this Section 9.4 shall be provided out of and to the extent of Partnership assets only, and no Partner or Covered Person shall have any personal liability to provide indemnity on account thereof; and provided, further, that, except to the extent otherwise agreed to in writing by the General Partner in respect of particular Losses at the time of such indemnification, no Employee Equityholder (or other Covered Person related thereto) shall be indemnified by the Partnership in respect of any Losses for which such Employee Equityholder is required to indemnify AMG Indemnified Parties (as defined in the Merger Agreement) under the Merger Agreement.

Section 9.5         Notice; Opportunity to Defend and Expenses.

(a)           Promptly after receipt by any Covered Person from any third party of notice of any demand, claim or circumstance that, immediately or with the lapse of time, would reasonably be expected to give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that would reasonably be expected to result in any Losses with respect to which the Covered Person might be entitled to indemnification from the Partnership under Section 9.4, the Covered Person shall give written notice thereof (the “Claims Notice”) to the Management Committee and the General Partner; provided, however, that a failure to give such notice shall not prejudice the Covered Person’s right to indemnification hereunder except to the extent that the Partnership, a Controlled Affiliate thereof or the General Partner is actually prejudiced thereby.  The Claims Notice shall describe the Asserted Liability in such reasonable detail as is practicable under the circumstances, and shall, to the extent practicable under the circumstances, indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Covered Person.

(b)           The Partnership may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability; provided, however, that if the named parties to any action or proceeding include (or could reasonably be expected to include) both the Partnership (or its Controlled Affiliates) and a Covered Person, or more than one Covered Persons, and the Partnership is advised by counsel for any such Covered Person that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the Covered Person may engage separate counsel at the expense of the Partnership.  If the Partnership elects to compromise or defend such Asserted Liability, it shall within twenty (20) Business Days (or sooner, if the nature of the Asserted Liability so requires) notify the Covered Person of its intent to do so, and the Covered Person shall cooperate, at the expense of the Partnership, in the compromise of, or defense against, such Asserted Liability.  If the Partnership elects not to compromise or defend the Asserted Liability, fails to notify the Covered Person of its election as herein provided, contests its obligation to provide indemnification under this Agreement, or fails to make or ceases making a good faith and diligent defense, the Covered Person may pay, compromise or defend such Asserted Liability all at the expense of the Covered Person (in accordance with the provisions of Section 9.5(c) below).  Except as set forth in the preceding sentence, neither the Partnership nor the Covered Person may settle or compromise any claim over the objection of the Partnership or the General Partner; provided, however, that consent to settlement or compromise shall not be unreasonably withheld.  In any event, the Partnership and the Covered Person may participate at their own expense, in the defense of such Asserted Liability.  The Covered Person shall in any event make available to the Partnership any books, records or other documents within its control that are necessary or appropriate for such defense, all at the expense of the Partnership.

(c)           If the Partnership elects not to compromise or defend an Asserted Liability, or fails to notify the Covered Person of its election as above provided, then, to the fullest extent permitted by applicable law, reasonable expenses (including legal fees) incurred by a Covered Person in defending any Asserted Liability, shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 9.4 hereof.  The Partnership may, if the General Partner deems it appropriate, require any Covered Person for whom expenses are advanced to deliver adequate security to the Partnership for his or her obligation to repay such indemnification.

Section 9.6         Miscellaneous.   The rights of indemnification and advancement of expenses hereby provided shall not be exclusive of, and shall not affect, any other rights to which a Covered Person may be entitled at law, under other agreements or otherwise.  Nothing contained in this Article IX shall limit any lawful rights to indemnification and advancement of expenses existing independently of this Article IX.  The rights of indemnification and advancement of expenses provided by this Article IX shall also inure to the benefit of the heirs, executors, administrators, successors and assigns of a Covered Person and any officers, directors, members, partners, shareholders, employees and Affiliates of such Covered Person (and any former officer, director, member, partner, shareholder or employee of such Covered Person, if the Loss was incurred while such Person was an officer, director, member, partner, shareholder or employee of such Covered Person).  The General Partner may extend the indemnification called for by Section 9.4 to non-employee agents of the Partnership (or its Controlled Affiliates), the General Partner or its Affiliates.

ARTICLE X

MISCELLANEOUS

Section 10.1      Notices.  All notices hereunder shall be in writing and shall be delivered, sent by recognized overnight courier or mailed by registered or certified mail, postage and fees prepaid, to the party to be notified at the party’s address shown below.  Notices which are hand delivered or delivered by recognized overnight courier shall be effective on delivery.  Notices which are mailed shall be effective on the third day after mailing.

(a)           If to the Partnership:

Aston Asset Management, LP
120 North LaSalle Street, 25th Floor
Chicago, Illinois 60601
Attn:  Stuart Bilton
Facsimile No:  (312) 268-1335

with a copy to:

Affiliated Managers Group, Inc.
600 Hale Street
Prides Crossing, Massachusetts 01965
Attn:  John Kingston, General Counsel
Facsimile No.:  (617) 747-3380

(b)           If to a Limited Partner or Employee Equityholder (but subject to provisions of this Agreement permitting notices to be given solely to an Employee Equityholder in lieu of a notice to a related Limited Partner), to the address for such Limited Partner or Employee Equityholder forth on Schedule A hereto.

(c)           If to the General Partner:

c/o Affiliated Managers Group, Inc.

600 Hale Street
Prides Crossing, Massachusetts 01965
Attn:  John Kingston III, General Counsel
Facsimile No.:  (617) 747-3380

unless and until notice of another or different address shall be given as provided herein.

Section 10.2      Successors and Assigns.  Subject to the restrictions on Transfer set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the Partners, their respective successors, successor in title, heirs and assigns, and each and every successor in interest to any Partner, whether such successor acquires such interest by way of gift, purchase, foreclosure or by any other method, and each shall hold such interest subject to all of the terms and provisions of this Agreement.

Section 10.3      Amendments.  Amendments may be made to this Agreement only with  (i) the prior written consent of the General Partner and (ii) either a Majority Limited Partner Vote or the prior written consent of the Management Committee; provided, that, (x) an amendment or modification which significantly and adversely affects a particular Limited Partner differently from some other Limited Partner, shall also require  the prior written consent of the Limited Partner which would be so affected or the unanimous written consent of  each member of the Management Committee; and (y) no amendment may increase the personal liabilities of, or require the making of any additional Capital Contribution, by any Limited Partner hereunder without the prior written consent of such Limited Partner (it being understood that the foregoing shall in no way limit the incurrence of any liability on the part of the Partnership for which Limited Partners do not have personal liability); provided, further, that, without the vote, consent or approval of any other Partner, the General Partner may make such updates and additions to Schedule A hereto as are permitted by the provisions hereof  and amend this Agreement to cure any ambiguity, correct or supplement any provision hereof which is incomplete or inconsistent with any other provision hereof, or correct any printing, stenographic or clerical errors or omissions.

Section 10.4      No Partition.  To the fullest extent permitted by law, no Partner, nor any successor in interest to any Partner, shall have the right while this Agreement remains in effect to have the property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Partnership partitioned, and each Partner, on behalf of itself, its successors, representatives, heirs and assigns, hereby waives any such right.  It is the intent of the Partners that during the term of this Agreement, the rights of the Partners and the Employee Equityholders, and their respective successors in interest, as among themselves, shall be governed by the terms of this Agreement, and that the right of any Partner or successors in interest to assign, Transfer, sell or otherwise dispose of his interest in the Partnership shall be subject to the limitations and restrictions of this Agreement.

Section 10.5      No Waiver; Cumulative Remedies.  The failure of any Partner to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Partner’s right to demand strict compliance in the future.  No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Section 10.6      Dispute Resolution.

(a)           All disputes arising in connection with this Agreement or the breach, termination or validity thereof (“Dispute”) shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”).  The location of the arbitration shall be Wilmington, Delaware.  There shall be three arbitrators.  In the case of a dispute involving the General Partner, one arbitrator shall be selected by the General Partner and one arbitrator shall be selected by the other party or parties to the arbitration within twenty (20) days of receipt by the respondent(s) of a copy of the demand for arbitration and, in the case of a dispute not involving the General Partner, one arbitrator shall be selected by the Person or Persons initiating the demand for arbitration and one arbitrator shall be selected by the Person or Persons responding to the demand within twenty (20) days of the receipt by the respondent(s) of a copy of the demand for arbitration.  The third arbitrator, who shall chair the arbitral tribunal, shall be selected by the two party-appointed arbitrators within twenty (20) days of the appointment of the second arbitrator.  Any arbitrator not timely appointed shall be appointed by the AAA in accordance with the listing, striking and ranking provisions of the Rules and shall have substantial experience relating to the investment advisory industry.  The parties hereto covenant that they will participate in the arbitration in good faith.  The parties will exchange document requests which shall be limited to documents directly relevant to the Dispute and agree that they will produce to each other all requested non-privileged documents, except documents objected to and with respect to which a ruling has been or shall be sought from the arbitrators.  The parties also agree to provide, or cause to be provided, full and complete access to directly relevant books and records as requested (except as objected to and with respect to which a ruling has been or shall be sought from the arbitrators) and to provide the other party with any other documents on which they intend to rely in support of their case or which they intend to introduce as evidence in the arbitration, whether any of the aforementioned documents are in the possession, custody, or control of the parties, or their subsidiaries, officers, employees, advisors, accountants, attorneys, agents or representatives.  The arbitrators may order such additional discovery as they believe to be appropriate to the nature and requirements of the Dispute but which is also consistent with the expedited nature of arbitration. The parties will each bear their own legal fees and costs of the arbitration and will share equally the fees, costs and expenses of the AAA and the arbitrators, except as otherwise provided herein.  The provisions of this Section 10.6 and any award rendered hereunder shall be enforceable in any court of competent jurisdiction.  The arbitrators may assess costs, including the fees and expenses of the AAA and the arbitrators and the reasonable legal fees and expenses of the prevailing party or parties and any expenses incurred in connection with the arbitration, in favor of the prevailing party or parties and against the non-prevailing party or parties to such proceeding.  Any party refusing to comply with an order or award of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the order or award.

(b)           If two or more disputes arise under this Agreement and or any other Related Agreement between the General Partner or AMG, on the one hand, and an Employee Equityholder, on the other hand, then any or all such disputes may be brought in a single arbitration.  If one or more arbitrations are already pending with respect to a dispute under this Agreement and/or any other Related Agreement, then any party to a new dispute under any Related Agreement or any subsequently filed arbitration brought under any Related Agreement may request that such new dispute or any subsequently filed arbitration be consolidated into any prior pending arbitration.  The new dispute or subsequently-filed arbitration shall be so consolidated, provided that the arbitral tribunal for the arbitration so selected determines that: (i) the new dispute or subsequently-filed arbitration presents significant issues of law or fact in common with those in the prior pending arbitration, (ii) no party to the new dispute or prior pending arbitration would be unduly prejudiced, and (iii) consolidation under these circumstances would not result in undue delay for the prior pending arbitration.  Any such order of consolidation shall be final and binding upon the parties to the new dispute and the prior pending or subsequently filed arbitrations.  The parties waive any right they have to appeal or to seek interpretation, revision or annulment of such order of consolidation under the Rules or in any court.  The arbitral tribunal for the prior pending arbitration into which a new dispute or subsequently filed arbitration is consolidated shall serve as the arbitral tribunal for the consolidated arbitration, unless, if there are only two parties to the consolidated arbitration the parties agree otherwise, or if there are more than two parties to the consolidate arbitration, any party to the arbitration who was not involved in the appointment of an arbitrator in the prior pending arbitration objects in writing within ten (10) days of receipt of the order of consolidation.  In such cases, the AAA shall appoint a new arbitral tribunal for the consolidated arbitration using the listing, ranking and striking provisions of the Rules.  The parties agree that upon such an order of consolidation, they will promptly dismiss any arbitration brought under this Agreement or any other Related Agreement, the subject of which has been consolidated into another arbitral proceeding under this Agreement or any other Related Agreement.

(c)           By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrator(s) shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the orders of the arbitrator(s) to that effect.

Section 10.7      Interpretation.  All terms herein using the singular shall include the plural; all terms using the plural shall include the singular; in each case, the term shall be as appropriate to the context of each sentence.  Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine and neuter, whichever shall be applicable.  Any reference to the Code, the Act or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.  The term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation”.  Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.  References to paragraphs refer to paragraphs in the same Section unless otherwise expressly stated.  References to clauses refer to clauses in the same paragraph unless otherwise expressly stated.  Titles or captions of Articles or Sections contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.  The parties intend that this Agreement and the provisions contained herein shall not be construed or interpreted for or against any party hereto because that party drafted or caused that party’s legal representative to draft any of its provisions.

Section 10.8      Prior Agreements Superseded.  This Agreement, together with the other Transaction Agreements, contain the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior oral or written agreements between the General Partner and any of its Affiliates or the Partnership (and its Controlled Affiliates), on the one hand, and the Employee Equityholder, on the other hand, with respect to the subject matter hereof.

Section 10.9     Counterparts.  This Agreement may be executed in a number of counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the Partners notwithstanding that all Partners have not signed the same counterpart.

Section 10.10    Applicable Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware which apply to contracts executed and performed solely in the State of Delaware, and without regard to any rule or canon of construction which interprets agreements against the drafting party.  For the purposes of any judicial proceedings ancillary to an arbitration under Section 10.6 of this Agreement (including but not limited to a pre-arbitral injunction to maintain the status quo or prevent irreparable harm, pre-arbitral attachment, or other order in aid of arbitration proceedings), each of the parties hereto hereby consents to personal jurisdiction, service of process and venue in the federal and state courts sitting in Wilmington, Delaware, and hereby irrevocably agrees that any such judicial proceedings may be heard and determined in such courts.  Each of the parties hereto hereby irrevocably consents to the service of process in any such proceedings by the mailing by certified mail of copies of any service or copies of the summons and complaint and any other process to such party at the address specified in Section 10.1 hereof, or by any other method permitted by law.

Section 10.11    Severability.  If any provision of this Agreement shall be adjudged in any judicial or arbitral proceeding to be invalid, illegal, inoperative or unenforceable in any jurisdiction or jurisdictions because of conflicts with any constitution, statute, rule or public policy or for any other reason, such circumstance shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provisions herein contained unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, and this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, illegal, inoperative, or unenforceable provision had never been contained herein and such provision reformed so that it would be enforceable to the maximum extent permitted in such jurisdiction or in such case.  Moreover, if any one or more of the provisions contained in this Agreement shall be adjudged in any judicial or arbitral proceeding to be excessively broad as to geographic area, duration, activity or subject (or in any other respect), it is the intention of the parties hereto that such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.  The provisions of this Agreement are severable, and no breach of any provision of this Agreement (or any other Transaction Agreement) or any other purported violation of law by the Partnership or the General Partner shall operate to excuse any Employee Equityholder’s obligation to fulfill his or her covenants and agreements hereunder.  Each Employee Equityholder understands that his or her relationship with the Partnership is subject to material changes (including, without limitation, in respect of the nature of his duties and/or compensation), and he or she agrees that no such changes shall operate to extinguish any of his or her obligations under this Agreement or to require the re-signing of this Agreement.

Section 10.12   Creditors.  None of the provisions of this Agreement shall be for the benefit of or, to the extent permitted by law, enforceable by any creditor of (i) any Partner, (ii) any Employee Equityholder or (iii) the Partnership, other than a Partner who is also a creditor of the Partnership.

Section 10.13    Exhibits and Schedules.  All Exhibits and Schedules attached to this Agreement are incorporated and shall be treated as if set forth herein.  Only the General Partner and the members of the Management Committee shall have the right to review Schedule A hereto, and each of the Employee Equityholders (in his or her capacity as a Partner) expressly waives his or her rights under the Act (including, without limitation, under Section 17-305 thereof) to review Schedule A hereto (and acknowledges and agrees that such waiver is reasonable in light of the interests of the Partnership and its Partners).  Each Employee Equityholder shall have the right to receive a copy of this Agreement and the Exhibits, Schedules and Annexes attached hereto, provided that Schedule A hereto will be redacted as to names, Partnership Points, Capital Contributions and other financial information of the other Partners, and such Employee Equityholder shall have the right to review only that information regarding such Employee Equityholder’s own Partnership Points, Capital Contribution and the total amount of capital contributed by the Partners in the aggregate.  Notwithstanding the foregoing, the Management Committee may in its sole discretion furnish to any one or more Employee Equityholders (and to the exclusion of any one or more other Employee Equityholders) such additional information relating to Schedule A hereto as the Management Committee (in its sole discretion) determines from time to time.

Section 10.14    Additional Documents and Acts.  Each Employee Equityholder agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be reasonably requested by the General Partner to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the actions contemplated hereby.

Section 10.15    Guaranty of AMG.  AMG hereby unconditionally and irrevocably guarantees the timely performance by the General Partner of its obligations under Sections 5.2, 5.3 and 5.4 hereof; provided, however, that the guaranty set forth in this Section 10.15 may be terminated with the prior written consent of the Management Committee, provided, further, however, that such guarantee may not be terminated if the General Partner has exercised any of its rights under Section 3.2(f) hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the Initial Limited Partners and the General Partner have executed and delivered this Amended and Restated Limited Partnership Agreement as of the day and year first above written.

HIGHBURY FINANCIAL INC.

By:	/s/ Richard S. Foote
Name: Richard S. Foote
Title: President and Chief Executive Officer

MANOR LLC

By:	Affiliated Managers Group, Inc.,
Its Manager and Sole Member

By:	/s/Jay Horgen
Name: Jay Horgen
Title: Executive Vice President

Solely for purposes of Section 10.15:

AFFILIATED MANAGERS GROUP, INC.

By:	/s/Jay Horgen
Name: Jay Horgen
Title: Executive Vice President

LIMITED PARTNERS AND EMPLOYEE EQUITYHOLDERS:

/s/ Kenneth Anderson
Kenneth Anderson

/s/ Stuart Bilton
Stuart Bilton

/s/ Jerry Dillenburg
Jerry Dillenburg

/s/ Christine Dragon
Christine Dragon

/s/ Joseph Hays
Joseph Hays

/s/ Robert Leahy
Robert Leahy

/s/ Michael Mayhew
Michael Mayhew

/s/ Joseph Reid
Joseph Reid

/s/ David Robinow
David Robinow

 [Amended and Restated Operating Agreement]

Exhibit A

Definitions

“1940 Act” shall mean the Investment Company Act of 1940, as it may be amended from time to time, and any successor to such act.

“AAA” shall have the meaning specified in Section 10.6(a) hereto.

“Accelerated Put” shall have the meaning specified in Section 5.4(a) hereof.

“Accelerated Put Notice” shall have the meaning specified in Section 5.4(b) hereof.

“Accelerated Put Notice Period” shall have the meaning specified in Section 5.4(b) hereof.

“Accelerated Put Purchase Price” shall have the meaning specified in Section 5.4(c) hereof.

“Act” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del. C § 17-101, et seq., as it may be amended from time to time and any successor thereto.

“Additional Limited Partners” shall have the meaning specified in Section 6.5(a) hereof.

“Advisers Act” shall mean the Investment Advisers Act of 1940, as it may be amended from time to time, and any successor to such act.

“Affiliate” shall mean, with respect to any Person (herein the “first party”), any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such first party.  The term “control” as used herein (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to (i) vote twenty-five percent (25%) or more of the outstanding voting securities of such Person, or (ii) otherwise direct the management or policies of such Person by contract or otherwise (other than solely as a director of a corporation (or similar entity) that has five (5) or more directors).  For purposes of this Agreement, neither the Partnership nor any of its Controlled Affiliates is an Affiliate of any Partner.

“Agreement” shall have the meaning specified in the preamble hereto.

“AMG” shall mean Affiliated Managers Group, Inc., a Delaware corporation, and any successors or assigns thereof.

“AMG Liquid Shares” shall mean AMG Shares which are at the time of issuance, and for at least twenty (20) days thereafter, listed on a national securities exchange (including The New York Stock Exchange or the American Stock Exchange or any successor thereto), the NASDAQ Global Market or any successor thereto or the London Stock Exchange or any successor thereto or any similar international securities exchange (and not at the time of issuance subject to de-listing or removal for failure to meet public float or share price requirements) and eligible to be sold pursuant to a resale shelf or other registration statement under the Securities Act (subject to customary restrictions applicable to the use of a resale shelf or other applicable type of registration statement, as applicable).

“AMG Shares” shall mean shares of AMG’s common stock, par value $0.01 per share.

“Applicable Base Cash Flow” shall mean, as of the last day of the most recently completed calendar month preceding a Purchase Payment Date or Put Purchase Date, an amount equal to the positive difference (if any) resulting from: (i) the product of: (A) the Owners’ Allocation Percentage, multiplied by (B) the sum of (x) the annual asset-based advisory and  subadvisory fees (for the avoidance of doubt, other than any “performance fees” or other payments based, in whole or in part, on investment performance) payable to the Partnership (or its Controlled Affiliates) by bona fide third parties (other than Controlled Affiliates of the Partnership and Related Clients) as of such date pursuant to investment advisory and subadvisory contracts in effect as of such date (based upon the fee schedule set forth in each such investment advisory or subadvisory contract (in each case, without duplication, such amount to be reduced to reflect any known or foreseeable fund expenses, including related to the formation or closing of funds, applicable caps, waivers, expenses, reimbursements or other reductions relating thereto, as reasonably determined by the General Partner) and the assets under management pursuant to such investment advisory or subadvisory contracts as of such date) plus (y) net administrative fees and reimbursement fees; provided, however, that (I) in the event any client has, prior to such date, expressed to the Partnership (or its Controlled Affiliates) (and not subsequently withdrawn) its intention to reduce its assets under management, and/or the fee rates payable, pursuant to such client’s investment advisory and/or subadvisory contract(s) with the Partnership (or its Controlled Affiliates), the foregoing calculation of annualized advisory and subadvisory fees shall be made after giving effect to such intended reduction(s) and (II) in the event that any client has, prior to such date, expressed to the Partnership (or its Controlled Affiliates) (and not subsequently withdrawn) its intention to terminate its investment management relationship with the Partnership (and its Controlled Affiliates), the foregoing calculation of annualized advisory and subadvisory fees shall exclude all of such client’s contracts and assets under management for such client, minus (ii) the Applicable Cost Overruns, if any.

“Applicable Aggregate Limited Partner Allocation Percentage” shall mean, as of the date of any transaction described in Section 4.2(e) hereof, the quotient (expressed as a percentage) obtained by dividing (i) the aggregate number of Partnership Points held by the Limited Partners plus the total number of Reserve Points, in each case, as of the date of such transaction by (ii) the total number of Partnership Points outstanding plus the total number of Reserve Points, in each case,  as of the date of such transaction.

“Applicable Cost Overruns” shall mean, as of any date of determination, the amount, if any, by which the sum of (i) the combined expenses, obligations, expenditures and other costs of the Partnership (and its Controlled Affiliates) (other than in respect of compensation) during the twelve (12) months ending on the last day of the calendar month immediately preceding such date of determination (determined on an accrual basis in accordance with GAAP consistently applied), plus (ii) the greater of (A) the combined expenses, obligations, expenditures and other costs of the Partnership (and its Controlled Affiliates) in respect of compensation during the twelve (12) months ending on the last day of the calendar month immediately preceding such date of determination (determined on an accrual basis in accordance with GAAP consistently applied) and (B) the Minimum Compensation Amount, exceeded the Operating Allocation (including any previously reserved Operating Allocation) during the twelve (12) months ending on the last day of the calendar month immediately preceding such date of determination.  For purposes of the foregoing calculation, any expense, obligation, expenditure or other cost of the Partnership (or its Controlled Affiliates) in respect of services provided pursuant to an agreement between the Partnership (or its Controlled Affiliates) and AMG (or any of its Affiliates) shall be included in such calculation as the greater of the actual fee charged for such services as specified in the agreement related thereto and the amount set forth on Schedule C hereto.

“Applicable General Partner Allocation Percentage” shall mean, as of the date of any transaction described in Section 4.2(e) hereof, the quotient (expressed as a percentage) obtained by dividing (i) the aggregate number of Partnership Points held by the General Partner and its Affiliates as of the date of such transaction by (ii) the total number of Partnership Points outstanding plus the total number of Reserve Points, in each case, as of the date of such transaction.

“Applicable Management Percentage Interest” shall mean, with respect to an Employee Equityholder on a Put Purchase Date, the quotient (expressed as a percentage) obtained by dividing (i) the number of Partnership Points owned by such Employee Equityholder on such date, by (ii) the total number of Partnership Points owned by the Employee Equityholders on such date (before giving effect to any issuances or redemptions of Partnership Points on such date).

“Applicable Purchase Percentage” shall mean, with respect to a Purchase Payment Date or Put Purchase Date, the quotient (expressed as a percentage) obtained by dividing (i) the number of Partnership Points being purchased from the applicable Employee Equityholder on such date, by (ii) the total number of Partnership Points outstanding plus the total number of Reserve Points, in each case, on such date (before giving effect to any issuances or redemptions of Partnership Points on such date).

“Asserted Liability” shall have the meaning specified in Section 9.5(a) hereof.

“Average AMG Stock Price” shall mean the average (arithmetic mean) Stock Price of AMG Shares during the twenty (20) consecutive trading days ending on (and including) the third (3rd) complete trading day immediately prior to the date on which such AMG Shares are required to be delivered hereunder.

“Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) any other day on which banks are authorized or required by law to close in Chicago or Boston.

“Capital Account” shall have the meaning specified in Section 4.2(a) hereto.

“Capital Contribution” shall mean, as to each Partner, the amount of money and/or the agreed fair market value of any property (net of any liabilities encumbering such property that the Partnership is considered to assume or take subject to) contributed to the capital of the Partnership by such Partner.

“Carrying Value” shall mean, with respect to any Partnership asset, the asset’s adjusted basis for federal income tax purposes, except that the Carrying Values of all Partnership assets shall be adjusted to equal their respective Fair Market Values in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, immediately prior to: (i) the date of the acquisition of any additional Partnership Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the date of the distribution of more than a de minimis amount of Partnership cash or property (other than a pro rata distribution) to a Partner as consideration for the Partner’s interest in the Partnership; (iii) such other dates as may be specified in Treasury Regulations under Section 704 of the Code or expressly provided for elsewhere in this Agreement; or (iv) the date of the liquidation of the Partnership under Section 708(b)(1)(B) of the Code; provided, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners.  The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted immediately prior to such distribution to equal its Fair Market Value.  In the case of any Partnership asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation, amortization or cost recovery deductions which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided, that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions).

“Certificate of Conversion” shall mean the Certificate of Conversion filed by Aston LLC in accordance with the Delaware Limited Liability Company Act.

 “Certificate of Partnership” shall mean the Certificate of Limited Partnership of the Partnership filed in accordance with the Act, as the same may be amended and/or restated from time to time.

“Claims Notice” shall have the meaning specified in Section 9.5(a) hereof.

“Code” shall mean the United States Internal Revenue Code of 1986, as from time to time amended, and any successor thereto, together with all regulations promulgated thereunder.

“Committee Vote” shall have the meaning specified in Section 3.2(b)(ii) hereof.

“Compensation Expense” shall have the meaning specified in Section 4.2(h) hereof.

“Controlled Affiliate” shall mean, with respect to a Person, any Affiliate of such Person under its “control,” as the term “control” is defined in the definition of “Affiliate”; provided, however, that a Fund shall not be deemed to be a Controlled Affiliate of the Partnership (or its Controlled Affiliates) for purposes of this Agreement if it is a bona fide collective investment vehicle offered to third parties for investment purposes in which more than 85% of the capital has been provided by Persons who are not (i) the Partnership (or its Controlled Affiliates), (ii) the Employee Equityholders or other Officers or employees of the Partnership (or its Controlled Affiliates), or any of the members of the Immediate Family of the foregoing Persons, or (iii) any Affiliate of any of the foregoing Persons described in clauses (i) and (ii).

“Year 4 Call Date” shall mean December 31, 2013.

“Convert” shall have the meaning specified in Section 5.1(a) hereof, and “Conversion” shall have the corresponding meaning.

“Covered Person” shall mean (i) a Partner, (ii) any Affiliate of a Partner, (iii) any officer, director, shareholder, partner, employee or member of a Partner or any of its Affiliates, (iv) any Officer, and (v) any other employee of the Partnership (or its Controlled Affiliates) who (solely in the case of this clause (v)) is from time to time designated a “Covered Person” by the Management Committee with the written consent of the General Partner.

“Dispute” shall have the meaning specified in Section 10.6(a) hereof.

“Effective Date” shall mean the date on which the Effective Time occurs.

“Effective Time” shall mean immediately prior to the Closing under the Merger Agreement.

“Eligible Person” shall have the meaning specified in Section 3.2(b)(i) hereof.

“Employee Equityholder” shall mean (i) in the case of any Limited Partner who is a natural person, such Limited Partner, and (ii) in the case of any Limited Partner that is not a natural person, that certain employee of the Partnership (or its Controlled Affiliates) who is the grantor of a trust which is such Limited Partner, or is an owner of capital stock of, or other equity interests in, such Limited Partner and is listed as such on Schedule A hereto (including any such employee after such employee has transferred any of his or her interest in such Limited Partner to a Permitted Transferee).  For all purposes of this Agreement, any Limited Partner described in clause (ii) above and any Permitted Transferee of such certain employee or such Limited Partner shall be deemed to be “related” to such certain employee and such certain employee shall be “related” to such Limited Partner and such Permitted Transferee, and any reference to “Employee Equityholder” in this Agreement shall be deemed to refer to any such “related” Limited Partner and Permitted Transferee in addition to such certain employee.

“Employment Agreement” shall mean each of the Employment Agreements as defined in the Merger Agreement, and any other employment agreement among the Partnership (or its Controlled Affiliates), the General Partner and an Employee Equityholder entered into following the Effective Time.

“Employment Termination Event” shall mean, with respect to an Employee Equityholder, the termination of the employment by the Partnership (and all of its Controlled Affiliates employing such Employee Equityholder, if any) of such Employee Equityholder for any reason (other than in connection with a dissolution or liquidation of the Partnership).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor to such act.

“Excess Operating Allocation” shall mean, as of any date of determination, the excess Operating Allocation (if any) remaining for the twelve (12) months ending on such date following the payment (or reservation for payment) of all expenses, obligations, expenditures and other costs of the Partnership (and its Controlled Affiliates) (including any such amount established as a reserve in a prior period that is reasonably determined by the Management Committee to have been in excess of what was necessary for such reserve).

 “Existing LLC Agreement” shall mean the Third Amended and Restated Limited Liability Company Agreement of Aston Asset Management, LLC, dated as of August 10, 2009.

“Fair Market Value” shall mean the fair value as reasonably determined by the General Partner or, solely for purposes of Section 4.4 hereof if there shall be no General Partner, the Liquidating Trustee.

“For Cause” shall mean, with respect to the termination of an employee’s (including an Employee Equityholder’s) employment with the Partnership (or its Controlled Affiliates), or his or her removal from the Management Committee or from his or her position as an Officer, any of the following:

(i)         such employee has engaged in any criminal act which is or involves a serious felony offense, a violation of federal or state securities laws or regulations (or equivalent laws or regulations of any country or political subdivision thereof), embezzlement, fraud, wrongful taking or misappropriation of property, or theft or any other crime involving dishonesty;

(ii)        such employee has (a) persistently failed to perform his or her duties and such failure has continued for a period of not less than thirty (30) days following written notice from the Management Committee or the General Partner (provided that no such notice shall be required for “For Cause” to exist following conduct that is intentional or recurring in nature) or (b) failed to devote substantially all of his or her working time (i.e., normal business hours) to the performance of such duties; or

(iii)       such employee has violated or breached any material provision (including, without limitation, non-competition, non-solicitation, non-disparagement and confidentiality provisions) of his or her Employment Agreement, Partner Non-Competition Agreement or Partner Non-Solicitation Agreement.

 “Fund” shall mean any collective investment vehicle (whether open-ended or closed-ended), including, without limitation, an investment company (whether or not registered under the 1940 Act), a general or limited partnership, a trust or a commingled fund, in any such case organized (or otherwise formed) in any jurisdiction.

“GAAP” shall mean U.S. generally accepted accounting principles.

“General Partner” shall mean Highbury Financial Inc. and any Person who becomes a successor General Partner pursuant to the provisions of this Agreement; provided, however, that if any Affiliate of the General Partner shall at any time hold Partnership Points, such Partnership Points shall be treated in the identical manner as Partnership Points held by the General Partner for all purposes under this Agreement.

“Governmental Authority” shall mean any foreign, federal, state or local court, governmental authority or regulatory body.

“Immediate Family” shall mean, with respect to any natural person, (i) such person’s spouse, parents, grandparents, children, grandchildren and siblings, (ii) such person’s former spouse(s) and current spouses of such person’s parents, grandparents, children, grandchildren and siblings and (iii) estates, trusts, partnerships and other entities of which a majority of the interests are held directly or indirectly by the foregoing.

“Indebtedness” shall mean, with respect to a Person: (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices); (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument; (iii) all obligations of such Person under any financing leases; (iv) all obligations of such Person in respect of acceptances issued or created for the account of such Person; (v) all obligations of such Person under non-competition agreements reflected as liabilities on a balance sheet of such Person in accordance with GAAP; (vi) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof; and (vii) all net obligations of such Person under interest rate, commodity, foreign currency and financial markets swaps, options, futures and other hedging obligations.

“Independent Public Accountants” shall mean, from and after the Effective Time, PricewaterhouseCoopers LLP, or any other independent certified public accountant retained by the Partnership following the Effective Time to replace PricewaterhouseCoopers LLP with the prior written consent of the General Partner.

“Initial Partners” shall mean those Persons who are Partners at the Effective Time.

“Initial Points” shall mean, with respect to a Limited Partner and its Permitted Transferees, those Series B Points held by such Limited Partner in the Partnership at the Effective Time, together with any Series A Points resulting from the Conversion of such Series B Points, provided that Partnership Points shall cease to be Initial Points from and after the date on which they are acquired by the General Partner (or its assignee) or any other Limited Partner.

 “Initial Put Points” shall have the meaning specified in Section 5.3(e) hereof.

“Investment Management Services” shall mean any services which involve: (i) the management of an investment account or Fund (or portions thereof or a group of investment accounts or Funds); (ii) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds); or (iii) otherwise acting as an “investment adviser” within the meaning of the Advisers Act, including, without limitation, in each of the foregoing cases, performing activities related or incidental thereto.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing) or any other restrictions, liens or claims of any kind or nature whatsoever, excluding liens of lessors under operating leases that do not extend beyond the property leased.  Notwithstanding the foregoing, the following items shall not constitute Liens under this Agreement: (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which an adequate reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which an adequate reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; and (iii) statutory Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurances and other types of social security.

“Limited Partner” shall mean any Person admitted to the Partnership as a Partner pursuant to the provisions of this Agreement, other than the General Partner and any of its Affiliates that have been admitted as a Partner.

“Limited Partner Bankruptcy Event” shall have the meaning specified in Section 5.2(f) hereof.

“Liquidating Trustee” shall have the meaning specified in Section 7.3 hereof.

“Liquidation Date” shall mean (i) the date upon which a final distribution is made to the Partners under Section 4.4 hereof, or (ii) the date of the closing of a transaction under Section 6.2(c), in either such case following a sale of all or substantially all of the business of the Partnership and its Controlled Affiliates to a third party who is not an Affiliate of any Partner.

“Liquidation Date Consideration” shall mean, with respect to the General Partner’s purchase of Partnership Points pursuant to Section 5.2, an obligation on the part of the General Partner to pay to the Selling Partner, on the Liquidation Date, an amount equal to the lesser of: (i) the portion of the Purchase Price designated as Liquidation Date Consideration in Section 5.2(d); or (ii) the amount calculated in clause (i) of this definition, multiplied by a fraction (a) the numerator of which is the Applicable Base Cash Flow determined as of the last day of the most recently completed calendar month prior to the Liquidation Date, and (b) the denominator of which is the Applicable Base Cash Flow determined as of the last day of the calendar month in which the Employment Termination Event of such Employee Equityholder occurred.

“Liquidation Preference” shall mean, as of any time of determination, an amount equal to the sum of (i) the aggregate positive Capital Account balances of those Partners holding Series A Points as of such time of determination (or an allocable portion thereof, in the case of any Partner holding both Series A Points and Series B Points at such time of determination), plus (ii) $138,000,000, plus (iii) accretion at a rate of fifteen percent (15%) per annum (compounded annually), calculated from the Effective Date through such time of determination, on a principal amount equal to the aggregate positive Capital Account balances of the Partners as of immediately following the Effective Time plus the dollar amount set forth in clause (ii) of this definition.

“LLC Conversion” shall have the meaning specified in Section 2.1(a) hereof.

“Losses” shall have the meaning specified in Section 9.4 hereof.

“Majority Limited Partner Vote” shall mean the affirmative approval, by vote or written consent, of Limited Partners holding a majority of the outstanding Partnership Points then held by all Limited Partners.

“Management Committee” shall have the meaning specified in Section 3.2(b) hereof.

“Merger Agreement” shall mean that certain Merger Agreement, dated as of the date hereof, by and among AMG, Highbury Financial Inc. and Manor LLC, as the same may be amended from time to time.

“Minimum Compensation Amount” shall mean, as of any date of determination, the greater of (a) $6,000,000 or (b) the product of (i) 25.0% and (ii) the excess of (A) Revenues From Operations during the twelve (12) months ending on the last day of the calendar month immediately preceding such date of determination, minus (B) the combined expenses, obligations, expenditures and other costs of the Partnership (and its Controlled Affiliates) (other than in respect of compensation) during such twelve (12) month period (determined on an accrual basis in accordance with GAAP consistently applied).

 “Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b).  The amount of Nonrecourse Deductions for a partnership taxable year equals the net increase, if any, in the amount of Partnership Minimum Gain during that partnership taxable year, reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a nonrecourse liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Officers” shall have the meaning specified in Section 3.3(a) hereof.

“Operating Allocation” shall mean, for any period, an amount equal to the sum of (a) the difference between (i) Revenues From Operations for such period, minus (ii) the Owners’ Allocation for such period, plus (b) any amounts expressly required to be added directly to the Operating Allocation for such period by the provisions of this Agreement (including, without limitation, the proviso to the definition of “Revenues From Operations”).

“Original Exercise Period” shall have the meaning specified in Section 5.2(b) hereof.

“Outside CEO” shall have the meaning specified in Section 3.2(d)(ii) hereof.

“Owners’ Allocation” shall mean, for any period, the Owners’ Allocation Percentage multiplied by the Revenues From Operations for such period.

“Owners’ Allocation Expenditure” shall have the meaning specified in Section 3.5(a) hereof.

“Owners’ Allocation Percentage” shall mean thirty-three percent (33.0%).

“Partner” shall mean any Person admitted to the Partnership pursuant to the provisions of this Agreement as a “partner” within the meaning of the Act, which includes the General Partner, any Affiliate thereof admitted as a Partner and the Limited Partners, and includes any Person admitted as an Additional Limited Partner or a Substitute Limited Partner, in such Person’s capacity as a Limited Partner of the Partnership (unless otherwise indicated).  For purposes of the Act, the Partners shall constitute one (1) class or group of partners.

“Partner Allocation Share” shall mean, in connection with any amount to be allocated (an “Allocation Amount”) to the Partners under Article IV “in accordance with each Partner’s Partner Allocation Share”, (a) with respect to the General Partner, an amount equal to (i) such Allocation Amount, multiplied by (ii) a fraction, the numerator of which is the number of Partnership Points held by the General Partner as of the first day of such calendar quarter, and the denominator of which is the total number of Partnership Points outstanding plus the total number of Reserve Points, in each case, as of the first day of such calendar quarter, and (b) with respect to each Limited Partner, an amount equal to such Limited Partner’s pro rata share (in accordance with the number of Partnership Points held by such Limited Partner as of the first day of such calendar quarter) of the amount equal to the difference between (i) such Allocation Amount, minus (ii) the portion of such Allocation Amount provided for in clause (a) above.

“Partner Non-Competition Agreement” shall mean each of the Partner Non-Competition Agreements as defined in the Merger Agreement, and any other partner non-competition agreement among the Partnership, the General Partner and an Employee Equityholder entered into following the Effective Time.

“Partner Non-Solicitation Agreement” shall mean any non-solicitation/non-disclosure agreement among the Partnership, the General Partner and an Employee Equityholder entered into following the Effective Time in such form as the General Partner may determine.

 “Partner Nonrecourse Debt Minimum Gain” shall mean an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(i)(2).

“Partnership” shall have the meaning specified in the preamble hereto.

“Partnership Interest” shall mean a Partner’s limited partnership interest in the Partnership, which includes such Partner’s Partnership Points as well as such Partner’s Capital Account and other rights under this Agreement and the Act.

“Partnership Minimum Gain” shall have the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Points” shall mean, collectively, the Series A Points, Series B Points and Subsequent Points authorized by the Partnership pursuant to this Agreement (and excluding any Reserve Points), entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Partnership at any particular time as are set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Partner as provided in this Agreement.  With respect to a particular Partner as of any date, “Partnership Points” shall mean the aggregate number of Series A Points, Series B Points and Subsequent Points belonging to such Partner as set forth on Schedule A hereto.

 “Permanent Incapacity” shall mean, with respect to an Employee Equityholder, that such Employee Equityholder has been permanently and totally unable, by reason of injury, illness or other similar cause (determined pursuant to the process set forth in the following sentence) to have performed his or her substantial and material duties and responsibilities for a period of three hundred sixty five (365) consecutive days, which injury, illness or similar cause (as determined pursuant to such process) would render such Employee Equityholder incapable of operating in a similar capacity and manner in the future.  The foregoing determination shall be made by a licensed physician selected jointly by the Management Committee and the General Partner; provided, however, that if the General Partner (or any of its Affiliates) or the Partnership (with the written consent of the General Partner) has purchased key-man disability insurance with respect to such Employee Equityholder, which policy is then in effect, then such determination shall be made either (i) by an agreement between such physician and a physician selected by the insurance company with which the General Partner or the Partnership has entered into such insurance policy, or, if the two physicians cannot arrive at an agreement, a third physician will be chosen by the first two physicians, and the majority decision of the three physicians will then be binding, or (ii) if a different procedure is then required under such insurance policy, then by using such other procedure as may then be required by the insurance company issuing such policy (provided that such procedure is customary for the applicable type of policy).

“Permitted Transferee” shall mean, with respect to any Limited Partner, its transferees pursuant to the provisions of Sections 6.1(b)(ii) or 6.1(b)(iii) hereof and, to the extent expressly set forth in any consent of the General Partner pursuant to Section 6.1(b)(i), its transferees pursuant to Section 6.1(b)(i) hereof.

“Person” shall mean any individual, partnership (limited or general), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or other entity.

“Promissory Note” shall mean a promissory note of AMG in the form attached hereto as Exhibit B.

“Purchase” shall have the meaning specified in Section 5.2(a).

“Purchase Information Statement” shall mean (a) a written schedule containing all of the factual information reasonably required to calculate the applicable Purchase Price or payment under Liquidation Date Consideration (as applicable), including, without limitation, a list of all contracts with clients pursuant to which the Partnership (or its Controlled Affiliates) obtains revenues from such client, setting forth the assets under management for such client at each date relevant to such calculations, the fee rates in effect as of each such date, the revenues obtained during trailing periods relevant to such calculations, identification of any such client who is a Related Client or who has expressed an intention to terminate its investment management relationship with the Partnership or reduce its assets under management and/or the fee rates payable under such client’s investment advisory and/or subadvisory contract(s), etc., and such other information as the General Partner reasonably requests to be included therein; and (b) the calculation of the Purchase Price or the payment under Liquidation Date Consideration (as applicable), shown in reasonable detail and setting forth the sub-components of such calculations, and having attached thereto such evidence of the underlying factual information as is reasonably satisfactory to the General Partner.

“Purchase Money Lien” shall mean a Lien securing Indebtedness of the Partnership (or any Controlled Affiliate) for borrowed money incurred to finance the acquisition of fixed or capital assets (whether pursuant to a deferred purchase agreement with a vendor, a loan, a financing lease or otherwise), provided that: (i) such Lien shall be created substantially simultaneously with the acquisition of such fixed or capital assets; (ii) such Lien does not at any time encumber any property other than property financed by such Indebtedness; (iii) the principal amount of such Indebtedness secured thereby is not thereafter increased; and (iv) the principal amount of such Indebtedness secured by such Lien shall at no time exceed the purchase price of such property.

“Purchase Price” shall have the meaning specified in Section 5.2(d) or 5.3(f) hereof (as the context requires).

 “Purchased Interest” shall have the meaning set forth in Section 5.2(a) hereof.

“Put Acceleration Event” shall have the meaning specified in Section 5.4(a) hereof.

“Put Notice” shall have the meaning specified in Section 5.3(e) hereof.

“Put Notice Deadline” shall have the meaning specified in Section 5.3(e) hereof.

“Put Notice Month” shall mean [month] (which is the first month of the calendar quarter immediately preceding the calendar quarter in which the Closing occurred under the Merger Agreement).

“Put Points” shall have the meaning specified in Section 5.3(e) hereof.

“Put Purchase Date” shall have the meaning specified in Section 5.3(b), 5.3(c) or 5.4(d) hereof (as the context requires).

“Put Purchase Month” shall have the meaning specified in Section 5.3(b) hereof.

“Regulatory Allocations” shall have the meaning specified in Section 4.5(f) hereof.

“Related Agreements” shall mean the Employment Agreement and the Partner Non-Competition Agreements.

“Related Client” shall mean any client that is (i) a Partner, an Employee Equityholder, the Partnership or a Controlled Affiliate thereof, (ii) an Affiliate of any Partner (other than the General Partner), any Employee Equityholder, the Partnership or any Controlled Affiliate thereof, (iii) an equity holder (or other owner), director, officer, employee or Immediate Family member of any of the foregoing, (iv) a trust or Fund in which any of the foregoing is a holder of a beneficial interest (in the case of this clause (iv) with respect to a Fund, solely to the extent of the proportionate assets under management in such Fund represented by such beneficial interest) or (v) AMG or any Controlled Affiliate thereof (except to the extent otherwise agreed by the General Partner in writing).

“Removal For Cause” shall mean, with respect to an Employee Equityholder, a determination by either (i) the Management Committee (excluding for all purposes the Employee Equityholder whose removal is being considered), with the prior written consent of the General Partner, or (ii) the General Partner, in either case, to remove such Employee Equityholder as a Partner of the Partnership following a termination of the employment of such Employee Equityholder with the Partnership (and its Controlled Affiliates) after such Employee Equityholder has engaged in conduct falling within the definition of “For Cause” hereunder.

“Removal Upon the Instruction of the Management Committee” shall mean, with respect to an Employee Equityholder, a determination by the Management Committee (excluding for all purposes the Employee Equityholder whose removal is being considered), with the prior written consent of the General Partner, to remove such Employee Equityholder as a Partner of the Partnership following a termination of the employment of such Employee Equityholder with the Partnership (and its Controlled Affiliates) for any reason other than (i) Removal For Cause or (ii) due to the Permanent Incapacity of such Employee Equityholder.

“Repurchase Notice” shall have the meaning specified in Section 5.2(b).

“Reserve Points” shall mean, as of any date, the number of notional Partnership Points as determined by majority vote of the Limited Partners with the General Partner’s prior written consent and reflected on Schedule A hereto from time to time.  As of the date of this Agreement, the number of Reserve Points equals 15 plus the number of Initial Points of a Partner identified on Schedule A hereto who, for any reason, did not become an Initial Partner at the Effective Time, all of which points shall be issued within two years of the anniversary of the Effective Time. For the avoidance of doubt, once a notional Reserve Point is no longer part of the reserve pool and is issued to a Limited Partner pursuant to a Subsequent Points Purchase Agreement, such notional interest is then deemed to be a Subsequent Point herein.

“Retirement” shall mean, with respect to an Employee Equityholder, the termination by such Employee Equityholder of such Employee Equityholder’s employment with the Partnership (and its Controlled Affiliates): (i) after the date such Employee Equityholder shall have been continuously employed by the Partnership (or its Controlled Affiliates) for a period of fifteen (15) years, commencing with the later of the Effective Time or the date such Employee Equityholder commenced his or her employment with the Partnership (or its Controlled Affiliates) (and, for the avoidance of doubt, not counting any period of employment occurring prior to the Effective Time), as applicable, except to the extent a period shorter than fifteen (15) years has been expressly specified (with the General Partner’s prior written consent) in an Employment Agreement entered into between the Partnership, the General Partner and such Employee Equityholder (in which case such shorter period shall apply); and (ii) pursuant to a written notice given to the Partnership and the General Partner not less than one (1) year prior to the date of such termination of employment.

“Revenues From Operations” shall mean, for any period, the consolidated gross revenues of the Partnership (and its Controlled Affiliates), determined on an accrual basis in accordance with GAAP consistently applied (but including other income such as interest, dividend income and gains on the sale of assets); provided, that Revenues From Operations:

(i)         shall be calculated with respect to administrative and subadvisory reimbursement fees on a net basis;

(ii)        shall not include proceeds received by the Partnership (or its Controlled Affiliates) during such period from the sale, exchange or other disposition of all, or a substantial portion (as determined by the General Partner), of the assets of the Partnership and its Controlled Affiliates (and any such proceeds shall be allocated in accordance with the allocation of gains and losses in Sections 4.2(e) or 4.2(f) hereof, as the case may be);

(iii)       shall not include revenues received by the Partnership (or its Controlled Affiliates) from the issuance by the Partnership of additional Partnership Points, other Partnership Interests, or other securities issued by the Partnership or any of its Controlled Affiliates (and any such proceeds shall be utilized in accordance with Section 4.5(g) hereof);

(iv)       shall not include payments received by the Partnership (or its Controlled Affiliates) pursuant to any insurance policies the premiums on which were paid from Operating Allocation (or the ratable portion attributable to those premiums paid out of the Operating Allocation, if not entirely paid out of the Operating Allocation) (and any such payments shall be added directly to the Operating Allocation for the period in which they are received), other than payments received pursuant to business interruption or similar insurance (payments on which shall constitute Revenues From Operations); and

(v)        shall not include payments received by the Partnership (or its Controlled Affiliates) from third parties to the extent constituting direct reimbursements of expenses previously paid from the Operating Allocation (and any such payments shall be added directly to the Operating Allocation for the period in which they are received).

“Rules” shall have the meaning specified in Section 10.6(a) hereof.

“SEC” shall mean the Securities and Exchange Commission, and any successor Governmental Authority thereto.

“Section 5.2 Call” shall have the meaning specified in Section 5.2(a).

“Section 5.2 Put” shall have the meaning specified in Section 5.2(a).

“Section 5.2 Put/Call Event” shall have the meaning specified in Section 5.2(a).

“Section 5.3 Put” shall have the meaning specified in Section 5.3(a).

“Securities Act” shall mean the Securities Act of 1933, as it may be amended from time to time, and any successor thereto.

“Selling Partner” shall have the meaning specified in Section 5.2(a).

“Series A Points” shall mean, as of any date, with respect to a Partner, the number of Series A Points of such Partner as set forth on Schedule A hereto.  Series A Points shall have the rights and preferences set forth in this Agreement, but except where otherwise specified shall be treated as one class of Partnership Points with the Series B Points.

“Series B Points” shall mean, as of any date, with respect to a Partner, the number of Series B Points of such Partner as set forth on Schedule A hereto.  Series B Points shall have the rights and preferences set forth in this Agreement, but except where otherwise specified shall be treated as one class of Partnership Points with the Series A Points.

“Stock Price” shall mean, for any trading day, the closing price for one AMG Share, which shall be the last sale price or, in the case no such sale takes place on such trading day, the average of the closing bid and asked prices, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange or other market on which AMG Shares are listed or admitted to trading; or, if on any such trading day no bids are quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such security reasonably selected by the Board of Directors of AMG.

“Subsequent Points” shall mean, with respect to a Limited Partner and its Permitted Transferees, all Partnership Points held by such Limited Partner or Permitted Transferee (as applicable) that are not Initial Points.

“Subsequent Points Purchase Agreement” shall mean a written agreement entered into between the General Partner and a Limited Partner in connection with the acquisition of Subsequent Points by such Limited Partner.

“Subsequent Points FMV” shall have the meaning specified in Section 5.2(d)(iii).

“Subsequent Exercise Period” shall have the meaning specified in Section 5.2(b) hereof.

“Subsequent Put Points” shall have the meaning specified in Section 5.3(e).

“Substitute Limited Partner” shall have the meaning specified in Section 6.3(a) hereof.

“Successor CEO” shall have the meaning specified in Section 3.2(d)(ii) hereof.

“Transaction Agreement” shall mean the Merger Agreement and any Related Agreement.

“Transfer” shall mean any direct or indirect sale, assignment, transfer (including, without limitation, by merger, conversion or operation of law), gift or exchange, and “Transferred” and “Transferring” shall have the corresponding meaning.

“Treasury Regulations” shall mean the regulations promulgated under the Code as such regulations may be amended from time to time (including the corresponding provisions of succeeding regulations).

“Unsatisfactory Performance” shall mean a determination by the Management Committee, with the prior written consent of the General Partner, that an Employee Equityholder has failed to meet minimum requirements of satisfactory performance of his or her job; provided, that, the Management Committee shall not be permitted to make such a finding in the one year period following the appointment of an Outside CEO with respect to any Employee Equityholder who was an Employee Equityholder on the date of the appointment of the Outside CEO.

 “Wire Transfer” shall mean a payment in immediately available funds by wire transfer in lawful money of the United States of America as the case may be, to such account or accounts as shall have been designated by notice from the receiving party to the paying party at least three (3) Business Days prior to the date such payment is to be made.

Exhibit B

Form of Promissory Note

Schedule A

Partners, Employee Equityholders, Partnership Points and Capital Accounts

Schedule B

Management Committee Members

Schedule C

Certain Expenses

Schedule D